UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K
                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported) April 27, 2001


                                 C-COR.net Corp.
             ------------------------------------------------------
             (Exact name of Registrant as specified in its charter)

       Pennsylvania                  0-10726                 24-0811591
-------------------------------   -------------        -------------------
(State or other jurisdiction of  (Commission File       (I.R.S. Employer
incorporation or organization)       Number)           Identification No.)

          60 Decibel Road, State College, Pennsylvania              16801
       --------------------------------------------------        ----------
             (Address of principal executive offices)            (Zip Code)

       Registrant's telephone number, including area code: (814) 238-2461


         (Former name or former address, if changed since last report.)

Item 2.  Acquisition or Disposition of Assets.

On April 30, 2001, the Registrant issued a press release, which is attached to this Current Report as Exhibit 99.1 and incorporated herein by reference, announcing that on April 27, 2001, the Registrant completed the merger of Broadband Management Solutions, LLC, an indirect wholly owned subsidiary of the Registrant, with and into MobileForce Technologies, Inc. ("MobileForce"), with MobileForce surviving as an indirect wholly owned subsidiary of the Registrant. The Registrant acquired MobileForce for approximately $5.0 million in cash and the assumption of approximately $15.0 million of MobileForce debt in exchange for all of the outstanding stock of MobileForce. Outstanding stock options to acquire MobileForce common stock were converted into fully vested stock options to acquire an aggregate 500,000 shares of the Registrant's common stock, having a fair value of approximately $3.4 million. The acquisition agreement provides for additional cash consideration to be paid to the MobileForce stockholders, in an amount not to exceed $13.5 million, if MobileForce secures certain sales order contracts prior to April 30, 2002 and/or achieves certain revenue levels during the period of May 1, 2001 through April 30, 2002. The merger is being accounted for as a purchase, and for federal income tax purposes as a qualified stock purchase. Any excess of the purchase price and related costs over the fair value assigned to the net assets of the business will be recorded as goodwill and amortized on a straight-line basis over the estimated useful life. The results of operations of MobileForce will be included in the consolidated financial statements of the Company from the date of acquisition. The nature and amount of consideration paid in connection with the merger was determined based on arms length negotiations between the Registrant and MobileForce. The Registrant used its available working capital to fund the acquisition. Assets acquired by the Registrant consist primarily of deferred tax assets and intellectual property and equipment, which are used by MobileForce in the development and sale of mobile workforce management solutions. The Registrant will continue to use such assets in the same manner and MobileForce will be integrated into its Broadband Management Services segment.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

            (a) Financial Statements of Business Acquired

            (b) Pro Forma Financial Information

                Pursuant to Item 7(a) and Item 7(b), the Registrant is required to file certain financial statements with respect to the acquisition of MobileForce and certain pro forma financial information. As of the date hereof, it is impractical to provide such financial statements, including the notes thereto, as well as the required pro forma financial information. The Registrant expects to file all such required financial statements and pro forma financial information as soon as it is practicable, and in any event within the time period required by Item 7(a).

            (c) Exhibits

            2.1 Agreement and Plan of Merger dated as of March 29, 2001, between the Registrant, Broadband Management Solutions, LLC and MobileForce Technologies, Inc.*

            99.1 Press Release, dated April 30, 2001, of C-COR.net Corp.


* The exhibits and schedules to Exhibit 2.1 are not filed herewith.
A copy of any omitted exhibit or schedule will be furnished supplementally to the Securities and Exchange Commission upon request.

                                                              SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


C-COR.net Corp.
(Registrant)

May 11, 2001


By: /s/ David A. Woodle
-----------------------------------------------------
Name: David A. Woodle
Title: President and Chief Executive Officer

                                                                     Exhibit 2.1









                          AGREEMENT AND PLAN OF MERGER

                           Dated as of March 29, 2001

                                      among

                                 C-COR.net Corp.

                       Broadband Management Solutions, LLC

                                       and

                         MobileForce Technologies, Inc.

                         (as amended on April 27, 2001)

                          AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of March 29, 2001 (the "Agreement"), is among C-COR.net Corp., a Pennsylvania corporation ("Parent"), Broadband Management Solutions, LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of Parent ("Subsidiary"), and MobileForce Technologies, Inc., a Delaware corporation (the "Company").

                              W I T N E S S E T H:

     WHEREAS, the Boards of Directors of Parent and the Company and the sole member of Subsidiary have determined that the merger of the Subsidiary with and into the Company (the "Merger") is consistent with and in furtherance of the long-term business strategy of Parent and the Company and is fair to, and in the best interests of, Parent and the Company and their respective stockholders;

     WHEREAS, the parties intend that the Merger will be treated for federal income tax purposes as a "qualified stock purchase" of the Company (within the meaning of Section 338(d)(3) of the Internal Revenue Code of 1986, as amended (the "Code")) by the sole member of Subsidiary; and

     WHEREAS, in contemplation of the Merger, Parent has made a $3.35 million loan to the Company.

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

                                   ARTICLE 1

                                   THE MERGER

   Section 1.1. The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.2) in accordance with the Delaware General Corporation Law (the "DGCL") and the Delaware Limited Liability Company Act (the "DLLCA"), Subsidiary shall be merged with and into the Company and the separate existence of Subsidiary shall thereupon cease. The Company shall be the surviving corporation in the Merger and is hereinafter sometimes referred to as the "Surviving Corporation."

   Section 1.2. Effective Time of the Merger. The Merger shall become effective at such time (the "Effective Time") at which the Certificate of Merger, substantially in the form attached hereto as Exhibit 1.2 or such form as is acceptable to the parties, shall be filed with the Secretary of State of the

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
State of Delaware in accordance with the DGCL and the DLLCA (the "Merger Filing"), or at such later time as is specified in the Merger Certificate. The Merger Filing shall be made as soon as practicable on the date of the closing of the transactions contemplated by this Agreement in accordance with Section 3.6.

                                   ARTICLE 2

                            THE SURVIVING CORPORATION

   Section 2.1. Certificate of Incorporation. The Certificate of Incorporation of the Surviving Corporation shall be amended and restated at and as of the Effective Time as set forth in Exhibit 2.1 hereto.

   Section 2.2. Bylaws. The bylaws of the Surviving Corporation shall be amended and restated at and as of the Effective Time as set forth in Exhibit 2.2 hereto.

   Section 2.3. Officers and Directors. As of the Effective Time, the officers and directors of the Surviving Corporation shall be as designated in Exhibit 2.3, and such officers and directors shall serve in accordance with the bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.


                                   ARTICLE 3

                              CONVERSION OF SHARES

   Section 3.1. Consideration.

     (a) Subject to the provisions of Section 3.3 hereof, the aggregate consideration to be paid by Parent in the Merger (the "Merger Consideration") shall consist of the following:

       (i) At Closing (as hereinafter defined), Parent shall: (A) make a payment to the Company's Common Stockholders in an amount, not to exceed $5,109,000, required to satisfy any preference due to the Company's Common Stockholders as of Closing as a result of the Merger (the "Common Stockholder Payment"); and (B) make a payment to the Company's Preferred Stockholders in an amount equal to $5,109,000 less the Common Stockholder Payment (the "First Preferred Payment" and, together with the Common Stockholder Payment, the "First Payment"); and

       (ii) Upon the Company's execution (and delivery of a copy to Parent) of a contract with EchoStar Communications Corporation ("EchoStar") on or before April 30, 2002 (the "EchoStar Contract"), Parent shall be obligated to make

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
     quarterly payments (the "Quarterly Payments") to the Company's Preferred Stockholders and, if applicable, the Company's Common Stockholders as follows: (A) in the event that the EchoStar Contract contains terms and conditions materially similar to the draft letter of intent attached hereto as Exhibit 3.1(a)(ii) and provides for minimum payments of $6.0 million per year for a term of at least three years, Parent shall make Quarterly Payments in an aggregate amount equal to $7.0 million; (B) in the event that the EchoStar Contract contains terms and conditions materially similar to the draft letter of intent attached hereto as Exhibit 3.1(a)(ii) and has a term of at least three years, except that it does not provide for an aggregate minimum payment of $18.0 million over the first three years of the contract, the aggregate amount of the Quarterly Payments shall be equal to the sum of the total payments provided for in such contract over the first three years (not including any payments for installation and non-recurring engineering work) divided by $18.0 million with the resulting quotient being multiplied by $7.0 million; and (C) in the event that the EchoStar Contract contains terms and conditions materially similar to the draft letter of intent attached hereto as Exhibit 3.1(a)(ii), except that it provides for a term of two years with an option for renewal beyond such term, the aggregate amount of the Quarterly Payments shall be equal to the sum of the total payments provided for in such contract over the two-year term plus an amount equal to 50% of the value of the second year's payments (not including any payments for installation and non-recurring engineering work) divided by $18.0 million with the resulting quotient being multiplied by $7.0 million. In no event shall the total of the Quarterly Payments exceed $7.0 million. Such payments shall be made in equal installments on the last day of each calendar quarter (or the first business day thereafter if such calendar end is not a business day) between the period from the date on which the EchoStar Contract is signed through April 30, 2002. If the EchoStar Contract is executed after March 31, 2002, but on or before April 30, 2002, in lieu of quarterly payments, a single payment equal to the aggregate amount of the Quarterly Payments shall be made on April 30, 2002. If the EchoStar Contract is not executed on or before April 30, 2002, no Quarterly Payments shall be due to the Preferred Stockholders; and

       (iii) Parent shall make a final payment to the Company's Preferred Stockholders and, if applicable, the Company's Common Stockholders (the "Final Payment"), that shall be an amount equal to the revenues recognized by the Company for the Nvision product line, including, but not limited to, revenues from the sale of Nvision software licenses, Nvision software to be provided as a Hosted Application, maintenance contracts, installation and training activities, professional services and non-recurring engineering work, for the period from May 1, 2001 through April 30, 2002 (the "Earn-Out Period"), less the amounts paid to the holders of the Company Preferred Stock and Common Stock (collectively, the "Company Stockholders") pursuant to the First Payment and the Quarterly Payments. The Final Payment shall be

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
     made as soon as practicable following the completion of Parent's audit for the 12-month period ended June 28, 2002, but in no event later than August 31, 2002. If the Final Payment is calculated as a negative number, then no further payments shall be due to or from the Company Stockholders.

In no event shall the total Merger Consideration exceed $18,609,000. The Merger Consideration shall be paid in exchange for all of the preferred stock of the Company, $.001 par value per share ("Company Preferred Stock"), and all of the common stock of the Company, $.001 par value per share (the "Company Common Stock") converted in accordance with Section 3.2 without regard to the rights of the Dissenting Stockholders (as hereinafter defined). The Merger Consideration shall be subject to adjustment as set forth in Section 3.3 below and shall be distributed among the holders of the Company Preferred Stock and the Company Common Stock as set forth in Section 3.2 below. At Closing, Parent shall pay all principal and interest due on all outstanding loans from: (A) the Company's Preferred Stockholders, as set forth on Schedule 3.1(a) hereto (the "Stockholder Loans"); and (B) MMC/GATX Partnership No. 1, as set forth on Schedule 5.29 hereto. The Surviving Corporation shall assume all of the Company's liabilities.

   Section 3.2. Conversion of Company Securities in the Merger. No later than five (5) business days prior to the anticipated Closing Date, the Company shall deliver to Parent a certificate detailing the correct allocation of the Merger Consideration among the Company Stockholders, including a specific breakout for each Company Stockholder (set forth as a percentage) of the allocation with respect to each of the First Payment, the Quarterly Payments and the Final Payment (the "Allocation Certificate"). The Allocation Certificate shall be prepared in accordance with the Company's Certificate of Incorporation and Bylaws. In no event shall the aggregate consideration to be paid by Parent in the Merger as set forth in the Allocation Certificate exceed the Merger Consideration; for purposes of calculating the aggregate consideration to be paid, Dissenting Stockholders shall be deemed to receive the pro rata portion of the Merger Consideration which such stockholders would have received if they had not dissented. Parent shall notify the Company within two (2) business days if it disputes the Allocation Certificate, in which case Company and Parent shall negotiate in good faith to resolve such dispute. Upon resolution of such dispute, the Company will deliver to each of Parent, the Exchange Agent and the Company Stockholders the Allocation Certificate. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of a Company security, upon the terms and subject to the conditions of this Agreement, and in accordance with applicable provisions of the laws of the Commonwealth of Pennsylvania and the State of Delaware:

     (a) Conversion of Company Preferred Stock. Each share of Company Preferred Stock, other than shares, if any, for which dissenters' rights have been or will be perfected in compliance with applicable law, shall be converted as follows: all outstanding and issued shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall receive cash in accordance with the Allocation Certificate;

     (b) Conversion of Company Common Stock. All outstanding and issued shares of Company Common Stock, other than shares, if any, for which dissenters' rights have been or will be perfected in compliance with applicable law, shall receive cash in accordance with the Allocation Certificate.

     (c) Conversion of Company Stock Options.

       (i) Each outstanding option (collectively, the "Company Options") to purchase Company Common Stock granted under Company's 1997 Stock Plan, as amended (the "Company Stock Plan"), as listed on Schedule 3.2(c)(i) hereto, shall automatically as of the Effective Time be converted into a fully vested option (a "Parent Option") to purchase the number of shares of Parent's common stock, $.05 par value per share ("Parent Common Stock") as determined by multiplying the number of shares of Company Common Stock subject to such Company Option at the Effective Time by the Conversion Ratio (as hereinafter defined), and the exercise price per share for each such Company Option will equal the exercise price of the Company Option immediately prior to the Effective Time divided by 0.10; provided that Parent will in no event be required to issue in excess of 500,000 Parent Options. Pursuant to the terms of the Company Stock Plan, prior to the Effective Time the Company anticipates amending or reissuing, as appropriate, to provide for a two year exercise period (an "Option Extension") the stock option agreements for those Company employees listed on Schedule 3.2(c)(ii) and those Company employees who are not offered employment by Parent or the Surviving Corporation after the Effective Time and sign a separation agreement substantially in the form of Exhibit 3.2(c)(i) hereto.

       (ii) The "Conversion Ratio" shall be computed by dividing 500,000 Parent Options by the number of outstanding Company Options. If any of the foregoing conversion calculations result in a Parent Option being exercisable for a fraction of a share, then the number of shares of Parent Common Stock issuable upon exercise of such option will be rounded down to the nearest whole number with no cash being payable for such fractional share.

       (iii) Parent will cause the Parent Common Stock issuable upon exercise of the Parent Options which are issued to the holders of Company Options to be registered on a Form S-8 of the Securities and Exchange Commission ("SEC") within 30 days (or such later date if required to comply with the federal securities laws relating to the disclosure of financial statements) after the Effective Time, will use its reasonable best efforts to maintain the effectiveness of such registration statement for so long as such Parent Options remain outstanding and will reserve a sufficient number of shares of Parent Common Stock for issuance upon exercise thereof. Parent will administer the Company Stock Plan assumed pursuant to this Agreement in a manner that complies with Rule 16b-3 promulgated by the SEC under the Securities Exchange Act of 1934 ("Exchange Act").

     (d) Conversion of Company Warrants. Any Nonconforming Company Warrants (as hereinafter defined) shall be converted into warrants to purchase shares of Parent Common Stock (the "Parent Warrants") to the extent permitted by the terms thereof (as such terms may be amended).

     (e) Treasury Shares. Each share of Company Common Stock or Company Preferred Stock owned by Parent or any subsidiary of Parent or held in treasury by the Company or any subsidiary of the Company (each a "Non-Converting Share") immediately prior to the Effective Time, if any, shall automatically be canceled and shall cease to exist from and after the Effective Time.

     (f) Adjustments for Capital Changes. If prior to the Closing Date, Parent or the Company recapitalizes through a split-up of its outstanding shares into a greater number, or a combination of its outstanding shares into a lesser number, reorganizes, reclassifies or otherwise changes its outstanding shares into the same or a different number of shares of other classes (other than through a split-up or combination of shares provided for in the previous clause), or declares a dividend on its outstanding shares payable in shares or securities convertible into shares, the number of shares of Parent Common Stock into which the Parent Warrants or Parent Options are to be converted will be adjusted appropriately so as to maintain the proportionate interests of the holders of the Nonconforming Company Warrants and the Company Options.



   Section 3.3. Adjustments to the Merger Consideration.

     Parent shall withhold from the First Payment, the Quarterly Payments and the Final Payment, the following amounts, not to exceed an aggregate $3.0 million, for which Parent or the Surviving Entity become liable as of or after the Closing:

     (a) The following amounts shall be withheld from the First Payment, the Quarterly Payments and the Final Payment, in that order:

       (i) The sum of $80,000 which represents the value of the Parent Warrants issuable to the holders of the Nonconforming Company Warrants set forth on
     Schedule 5.2(b);

       (ii) The value of any securities issuable to Cogeco Cable Canada, Inc. ("Cogeco") pursuant to the provisions of Section 7.19; and

       (iii) the amount of any Bonuses paid pursuant to the provisions of
     Section 7.20.

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
     (b) Any amount due to Parent or Subsidiary from the Company pursuant to the provisions of Section 10.1 shall be withheld from the Final Payment.

     (c) The Final Payment shall be reduced by the amount equal to the aggregate of all Stockholder Representative Advances issued pursuant to the terms of
Section 10.1(c)(ii).

   Section 3.4. Exchange of Certificates.

     (a) As set forth in Section 3.2 above, from and after the Effective Time, all Company Preferred Stock and Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing shares of Company Preferred Stock or Company Common Stock shall cease to have any rights with respect thereto, except the right to receive in exchange therefor, upon surrender thereof to American Stock Transfer & Trust Company or such other agent designated by Parent (the "Exchange Agent"), the cash to which such holder is entitled pursuant to Section 3.2. Holders of Nonconforming Company Warrants shall receive from the Exchange Agent notice of the Merger which shall set forth instructions for effecting the surrender of their Nonconforming Company Warrants in exchange for Parent Warrants.

     (b) Notwithstanding any other provision of this Agreement: (i) until holders or transferees of Nonconforming Company Warrants have surrendered them for exchange as provided herein, no dividends shall be paid with respect to any Parent Common Stock represented by such certificates, (ii) without regard to when such certificates representing Nonconforming Company Warrants are surrendered for exchange as provided herein, no interest shall be paid on any Parent Common Stock dividends, and (iii) without regard to when such certificates are surrendered for exchange, no interest shall be paid on the cash portion of the Merger Consideration due to any holder of Company Preferred Stock or Company Common Stock.

     (c) Notwithstanding any other provision of this Agreement, no certificates or scrip for fractional shares of Parent Common Stock and no warrant to purchase fractional shares of Parent Common Stock shall be issued in the Merger and no Parent Common Stock dividend, stock split or interest rate shall relate to any fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any other rights of a security holder. The aggregate number of shares being issued upon the conversion of Parent Warrants to each holder of Nonconforming Company Warrants shall be rounded down to the nearest whole number.

     (d) If any certificate for shares of Parent Common Stock or any warrant to purchase shares of Parent Common Stock is to be issued in a name other than that in which the certificate for Nonconforming Company Warrants surrendered in exchange therefor is registered, it shall be a condition of such exchange that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall have paid to Parent or its transfer agent any applicable transfer or other taxes required by reason of such issuance; provided that any such transfer shall require the prior written consent of Parent.

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
     (e) Promptly after the Effective Time, Parent shall make available to the Exchange Agent the certificates representing shares of Parent Common Stock required to effect the exchanges referred to in paragraph (a) above.

     (f) Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock, Company Preferred Stock or Nonconforming Company Warrants (the "Company Certificates"): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon actual delivery of the Company Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for the cash to which such holder is entitled pursuant to this Agreement, or, as to the holders of Nonconforming Company Warrants, the Parent Warrants to which such holder is entitled. Upon surrender of Company Certificates for cancellation to the Exchange Agent, together with a duly executed letter of transmittal and such other documents as the Exchange Agent shall reasonably require, the holder of such Company Certificates shall be entitled to receive in exchange therefor cash into which the shares of Company Common Stock or Company Preferred Stock, or, as to the holders of Nonconforming Company Warrants, the Parent Warrants to which such holder is entitled, theretofore represented by the Company Certificates so surrendered shall have been converted pursuant to the provisions of Section 3.2 and the Company Certificates so surrendered shall be canceled. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of shares of Company Common Stock, Company Preferred Stock or Nonconforming Company Warrants for any cash or Parent Warrants delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (g) Promptly following the date which is nine months after the Effective Time, the Exchange Agent shall deliver to Parent all certificates (including certificates representing shares of any Parent Common Stock issuable upon the exercise of Parent Options or Parent Warrants), property and other documents in its possession relating to the transactions described in this Agreement, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Company Certificate may surrender such Company Certificate to Parent and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the cash or, as to the holders of Nonconforming Company Warrants, the Parent Warrants, to which such person is entitled, without any interest thereon. Notwithstanding the foregoing, none of the Exchange Agent, Parent, Subsidiary or the Surviving Corporation shall be liable to a holder of Company Common Stock, Company Preferred Stock or Nonconforming Company Warrants for any cash or Parent Warrants delivered to a public official pursuant to applicable abandoned property, escheat and similar laws.

     (h) In the event any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Certificate to be lost, stolen or destroyed, the Surviving Corporation shall issue in exchange for such lost, stolen or destroyed Company Certificate the cash or, as to the holders of Nonconforming Company Warrants, the Parent Warrants, to which such holder is entitled deliverable in respect thereof determined in accordance with this Article III. When authorizing such payment in exchange therefor, the Board of Directors of Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Company Certificate to give Parent such indemnity as it may reasonably direct as protection against any claim that may be made against Parent or the Surviving Corporation with respect to the Company Certificate alleged to have been lost, stolen or destroyed.

   Section 3.5. Dissenting Stockholders. Notwithstanding any provision of this Agreement to the contrary, if required by the DGCL but only to the extent required thereby, shares of Company Common Stock or Company Preferred Stock which are issued and outstanding immediately prior to the Effective Time and which are held by holders of such Company Common Stock or Company Preferred Stock who have properly exercised appraisal rights with respect thereto in accordance with Section 262 of the DGCL (the "Dissenting Shares") will not be converted as provided in Section 3.2 hereof, and holders of such Dissenting Shares (the "Dissenting Stockholders") will be entitled to receive payment of the appraised value of such Company Common Stock or Company Preferred Stock in accordance with the provisions of such Section 262 unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Company Common Stock or Company Preferred Stock will thereupon be treated as if they had been converted, at the Effective Time, as provided in Section 3.2 hereof, without any interest thereon. The Company will give Parent prompt notice of any demands received by the Company for appraisals of Company Common Stock or Company Preferred Stock. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands unless such payment is ordered by a court of competent jurisdiction which order is final and non-appealable, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demand.

   Section 3.6. Closing. The closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of Ballard Spahr Andrews & Ingersoll, LLP, 1735 Market Street, 51st Floor, Philadelphia, Pennsylvania 19103 on the date and time (the "Closing Date") which, unless otherwise agreed to by Parent and Company, shall be a date selected by Parent that is as soon as practicable after the satisfaction or waiver of all of the closing conditions set forth in Article VIII hereto, provided that, if all closing conditions set forth in Article VIII hereto are satisfied or waived within ten days prior to April 27, 2001, the Closing Date shall be April 27, 2001. Parent, Subsidiary and the Company acknowledge that a breach of their respective obligations to consummate the transactions contemplated hereby in accordance with the foregoing sentence will result in irreparable harm to Parent and Subsidiary or the Company, as appropriate, which will not be compensable in money damages and agree that such obligation to consummate the Closing shall be specifically enforceable and that specific performance and injunctive relief shall be a remedy properly available to Parent and Subsidiary or the Company, as appropriate, in the event of a breach of such obligation. In no event shall

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Parent or Subsidiary be entitled to both the termination fee, as set forth in
Section 9.3 of this Agreement, and the specific performance and injunctive relief set forth above.

   Section 3.7. Closing of the Company's Transfer Books. At and after the Effective Time, holders of Company Common Stock, Company Preferred Stock, Company Options, Nonconforming Company Warrants or Conforming Company Warrants immediately prior to the Effective Time shall cease to have any rights they might have had as stockholders of the Company, except for the right to receive a portion of the Merger Consideration pursuant to Section 3.2 or, as to the holders of Nonconforming Company Warrants, the Parent Warrants to which such holder is entitled. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock, Company Preferred Stock, Company Options, Nonconforming Company Warrants or Conforming Company Warrants which were outstanding immediately prior to the Effective Time shall thereafter be made. If, after the Effective Time, subject to the terms and conditions of this Agreement, Company Certificates formerly representing Company Common Stock, Company Preferred Stock, Company Options, Nonconforming Company Warrants or Conforming Company Warrants are presented to Parent or the Surviving Corporation, they shall be canceled and exchanged for a portion of the Merger Consideration or, as to the holders of Nonconforming Company Warrants, the Parent Warrants to which such holder is entitled in accordance with this Article III hereof.

                                   ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES
                            OF PARENT AND SUBSIDIARY

     The Parent and Subsidiary represent and warrant to Company that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except as set forth in the various Schedules identified below in this Article IV delivered by the Parent and Subsidiary to the Company on the date hereof (the "Disclosure Schedule"). As provided below, the Disclosure Schedule will be arranged in paragraphs corresponding to the Sections and lettered paragraphs contained in this Article IV and any items set forth on such Disclosure Schedule shall only modify those representations and warranties specifically noted with a cross reference to the appropriate Section hereof.

   Section 4.1. Organization and Qualification. Parent is a corporation and Subsidiary is a limited liability company, in each case, duly organized, validly existing and in good standing or the local equivalent thereof under the laws of the state of its incorporation or formation and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Parent and Subsidiary is qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and be in good standing will not, when taken together with all other such failures of qualification have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of Parent and its subsidiaries, taken as a whole (a "Parent Material Adverse Effect"). For purposes of this Agreement, "Parent Material Adverse Effect" shall not include: (a) a change in the market price or trading volume of the Parent Common Stock, or (b) a failure by Parent to meet any published securities analyst estimates of revenue or earnings for any period ending or for which earnings are released on or after the date of this Agreement. True, accurate and complete copies of each of the Parent's Articles of Incorporation and bylaws and the Subsidiary's Certificate of Formation and Operating Agreement, in each case as in effect on the date hereof, including all amendments thereto, have been delivered to the Company.

   Section 4.2. Capitalization.

     (a) Subsidiary has a sole member, Worldbridge Broadband Services, Inc., a Delaware corporation and wholly owned subsidiary of Parent (the "Sole Member").

     (b) The Parent Options and Parent Warrants to be issued pursuant to this Agreement have been duly authorized and the Parent Common Stock issuable upon exercise of the Parent Options and the Parent Warrants has been duly authorized and when issued and delivered in accordance with the terms and conditions of this Agreement will be validly issued, fully paid and nonassessable and free of any pre-emptive rights.

   Section 4.3. Authority; Non-Contravention; Approvals.

     (a) Parent and Subsidiary each have all necessary power and authority to enter into this Agreement and, subject to the Parent Required Statutory Approvals (as defined in Section 4.3(c)), to consummate the transactions contemplated hereby. This Agreement has been approved by the Board of Directors of Parent and the Sole Member of Subsidiary, and no other corporate proceedings on the part of Parent or company proceedings on the part of Subsidiary are necessary to authorize the execution and delivery of this Agreement or the consummation by Parent and Subsidiary of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Subsidiary and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and legally binding agreement of each of Parent and Subsidiary enforceable against each of them in accordance with its terms, except that such enforcement may be subject to: (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally, and (ii) general equitable principles.

     (b) Assuming receipt of the consents set forth on Schedule 4.3(b), the execution and delivery of this Agreement by each of Parent and Subsidiary do not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or Subsidiary under any of the terms, conditions or provisions of: (i) the respective charters or bylaws of Parent or the formation and operating documents of Subsidiary, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Parent or Subsidiary or any of their respective properties or assets, or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Parent or Subsidiary is now a party or by which Parent or Subsidiary or any of their respective properties or assets may be bound. Except as set forth in Schedule 4.3(b), the consummation by Parent and Subsidiary of the transactions contemplated hereby will not result in any violation, conflict, breach, termination, acceleration or creation of liens under any of the terms, conditions or provisions described in clauses (i) through (iii) of the preceding sentence. Excluded from the foregoing sentences of this paragraph (b), insofar as they apply to the terms, conditions or provisions described in clauses (ii) and (iii) of the first sentence of this paragraph (b), are such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that would not, in the aggregate, have a Parent Material Adverse Effect.

     (c) Except for the making of the Merger Filing with the Secretary of State of the State of Delaware in connection with the Merger and filings and approvals required by Hart-Scott-Rodino (such filings and approvals referred to above as the "Parent Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by Parent or Subsidiary or the consummation by Parent or Subsidiary of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, in the aggregate, have a Parent Material Adverse Effect or affect Subsidiary's ability to consummate the Merger.

   Section 4.4. Reports and Financial Statements. Since December 29, 2000, Parent has filed with the SEC all forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by it under each of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act, and the respective rules and regulations thereunder, all of which, as amended if applicable, complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder. Parent has previously delivered to the Company copies of its: (a) Annual Report on Form 10-K for the fiscal year ended June 30, 2000, as filed with the SEC, (b) proxy and information statements relating to
(i) all meetings of its stockholders (whether annual or special), and (ii) actions by written consent in lieu of a stockholders' meeting from December 29, 2000 until the date hereof, and (c) all other reports, including quarterly reports, or registration statements filed by Parent with the SEC since December 29, 2000 (other than Registration Statements filed on Form S-8) (clauses (a),
(b) and (c) are herein collectively referred to as the "Parent SEC Reports"). As of their respective dates, to Parent's knowledge, the Parent SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim consolidated financial statements of Parent included in such reports (collectively, the "Parent Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of Parent and its subsidiaries as of the dates thereof and the results of their operations and changes in financial position for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein and the absence of footnotes.

   Section 4.5. Investment. Parent is not acquiring the Company Common Stock, Company Preferred Stock, Company Options or Company Warrants with the view to sale in connection with any distribution thereof within the meaning of the Securities Act.

   Section 4.6. Events Subsequent to Last Form 10-Q. Except as set forth on
Schedule 4.6 and in the Parent SEC Reports, since the date of the last report filed by Parent on Form 10-Q there has not been any change which would have a Parent Material Adverse Effect.

   Section 4.7. Disclosure. No representations and warranties by Parent contained in this Agreement, and no statement made by Parent in this Agreement or in any document listed in any Exhibit or Schedule to this Agreement or any document or certificate furnished or to be furnished to the Company by Parent at or prior to Closing pursuant hereto, contains or will contain on the Closing Date any untrue statements of a material fact or omits or will omit on the Closing Date to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances in which they were made.

   Section 4.8. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Parent other than CIBC World Markets Corp. whose fees will be paid by Parent.

   Section 4.9. Litigation. Except as disclosed in the Parent SEC Reports and on
Schedule 4.9, (i) there are no claims, suits, actions, or proceedings pending or, to the knowledge of Parent, threatened, against, relating to or affecting the Parent or any of its subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seek to restrain the consummation of the Merger or which could reasonably be expected, either alone or in the aggregate with all such claims, actions or proceedings, to cause a Parent Material Adverse Effect, and (ii) neither the Parent nor any of its subsidiaries is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator which prohibits or restricts the consummation of the transactions contemplated by the Merger Agreement or would have any Parental Material Adverse Effect.

                                   ARTICLE 5

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Subsidiary that the statements contained in this Article V are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), except as set forth in the various Schedules identified below in this Article V delivered by the Company to the Parent and Subsidiary on the date hereof (the "Disclosure Schedule"). As provided below, the Disclosure Schedule will be arranged in paragraphs corresponding to the Sections and lettered paragraphs contained in this Article V and any items set forth on such Disclosure Schedule shall only modify those representations and warranties specifically noted with a cross reference to the appropriate Section hereof.

     The Company represents and warrants to Parent and Subsidiary as follows:

   Section 5.1. Organization and Qualification.

     (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Except as set forth on Schedule 5.1(a), the Company is qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing will not, when taken together with all other such failures, have a Company Material Adverse Effect (as defined below). True, accurate and complete copies of the Company's Amended and Restated Certificate of Incorporation, as amended, and bylaws, in each case as in effect on the date hereof, including all amendments thereto, have been delivered to Parent.

     (b) For purposes of this Agreement, "Company Material Adverse Effect" shall mean a material adverse effect in the business, operations, properties, assets, condition (financial or other), results of operations or prospects of the Company and its subsidiaries, taken as a whole or which will prevent the fundamental and basic operation of such business after giving effect to the Merger contemplated by this Agreement.

   Section 5.2. Capitalization.

     (a) The authorized capital stock of the Company consists of: (i) 78,000,000 shares of Company Common Stock, of which 1,776,662 shares are issued and outstanding; and (ii) 54,734,636 shares of preferred stock (the "Company Preferred Stock"), of which; (A) 9,953,226 shares are designated as Series B Preferred Stock, of which 9,510,000 shares are issued and outstanding, (B) 5,781,410 shares are designated as Series C Preferred Stock, of which 5,704,090 shares are issued and outstanding, (C) 19,000,000 shares are designated as Series D Preferred Stock, of which 15,530,336 shares are issued and outstanding, and (D) 20,000,000 shares are designated as Series E Preferred Stock, of which 6,514,594 shares are issued and outstanding. All authorized capital stock and the holders of such capital stock of the Company are set forth on Schedule 5.2(a) hereto. All outstanding Company Options to purchase Company Common Stock granted under the Company Stock Plan and the holders thereof are listed on
Schedule 3.2(c)(i) hereof. All issued and outstanding shares of Company Common Stock and Company Preferred Stock are validly issued and are fully paid, nonassessable and free of preemptive rights, and are held of record as set forth in Schedule 5.2(a) hereto. Neither the Company nor any subsidiary of the Company holds any shares of the capital stock of the Company.

     (b) Except as set forth on Schedule 5.2(b) hereto, there are: (i) no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating the Company or any subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold or otherwise to become outstanding, additional shares of the capital stock of the Company or obligating the Company or any subsidiary of the Company to grant, extend or enter into any such agreement or commitment, and (ii) no voting trusts, proxies or other agreements or understandings to which the Company or any subsidiary of the Company is a party or is bound with respect to the voting of any shares of capital stock of the Company and to the Company's knowledge there are no such trusts, proxies, agreements or understandings by, between or among any of the Company's stockholders with respect to Company Common Stock or Company Preferred Stock, except for the Voting Agreements between Parent and VantagePoint Ventures, Capstone Ventures, J.F. Shea Co., GE Capital (CFE, Inc.) and Oak Hill Venture Partners. Schedule 5.2(b) lists all issued and outstanding warrants to purchase Company Preferred Stock or Company Common Stock (collectively, the "Company Warrants") and specifically identifies: (i) which Company Warrants, pursuant to the terms of such warrant agreements, must either be converted into Company Preferred Stock or Company Common Stock prior to the Effective Time, will automatically terminate at the Effective Time or are by their terms not convertible into Parent Warrants or warrants to acquire equity of the Surviving Company (the "Conforming Company Warrants"); and (ii) which Company Warrants, pursuant to the terms of such warrant agreements, are not required to be converted into Company Preferred Stock or Company Common Stock prior to the Effective Time, do not automatically terminate at the Effective Time and are by their terms convertible into Parent Warrants or warrants to acquire equity of the Surviving Company (the "Nonconforming Company Warrants"). Schedule 5.2(b) also lists the respective exercise prices of such options, warrants or similar rights. There are no outstanding or authorized stock appreciation rights, phantom stock, profit participation or similar rights with respect to the Company. True, accurate and complete copies of all Company Warrant agreements have been delivered to Parent prior to the date hereof.

   Section 5.3. Employees. Schedule 5.3 hereto sets forth each employee of the Company, each employment agreement that provides for the receipt of certain consideration by an employee for his or her securities of the Company in the event of a merger and each employment agreement that provides for any other special rights which shall inure to an employee in the event of a merger.

   Section 5.4. Subsidiaries. Schedule 5.4 hereto sets forth the name and state of incorporation of each direct and indirect subsidiary (as defined below) of the Company. Each direct and indirect subsidiary of the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each subsidiary of the Company is qualified to do business, and is in good standing, in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing will not, when taken together with all such other failures, have a Company Material Adverse Effect. All of the outstanding shares of capital stock of each subsidiary of the Company are validly issued, fully paid, nonassessable and free of preemptive rights and are owned directly or indirectly by the Company free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever except as set forth in Schedule 5.4. There are no subscriptions, options, warrants, rights, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions or arrangements relating to the issuance, sale, voting, transfer, ownership or other rights with respect to any shares of capital stock of any subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement.

   As used in this Agreement, the term "subsidiary" shall mean, when used with reference to any person or entity, any corporation, partnership, joint venture or other entity which such person or entity, directly or indirectly, controls or of which such person or entity (either acting alone or together with its other subsidiaries) owns, directly or indirectly, 50% or more of the stock or other voting interests, the holders of which are entitled to vote for the election of a majority of the board of directors or any similar governing body of such corporation, partnership, joint venture or other entity.

   Section 5.5. Authority; Non-Contravention; Approvals.

     (a) The Company has all necessary corporate power and authority to enter into this Agreement and, subject to the Company Stockholders' Approval (as defined in Section 7.2 hereto) and the Company Required Statutory Approvals (as defined in Section 5.5(c) hereto), to consummate the transactions contemplated hereby. This Agreement has been approved by the Board of Directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or, except for the Company Stockholders' Approval or as set forth on Schedule 5.5(a), the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company, and, assuming the due authorization, execution and delivery hereof by Parent and Subsidiary, constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to: (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally, and (ii) general equitable principles.

     (b) Assuming receipt of the consents set forth on Schedule 5.5(b), the execution and delivery of this Agreement by the Company do not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its subsidiaries under any of the terms, conditions or provisions of (i) the respective charters or bylaws of the Company or any of its subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to the Company or any of its subsidiaries or any of their respective properties or assets, or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which the Company or any of its subsidiaries is now a party or by which the Company or any of its subsidiaries or any of their respective properties or assets may be bound. Except as set forth in Schedule 5.5(b), the consummation by the Company of the transactions contemplated hereby will not result in any violation, conflict, breach, termination, acceleration or creation of liens under any of the terms, conditions or provisions described in clauses (i) through (iii) of the preceding sentence.

     (c) Except for the making of the Merger Filing with the Secretary of State of the State of Delaware in connection with the Merger and filings and approvals required by Hart-Scott-Rodino (such filings and approvals referred to as the "Company Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, in the aggregate, have a Company Material Adverse Effect.

   Section 5.6. Financial Statements. Attached as Schedule 5.6 hereto are the audited financial statements of the Company for the year ended December 31, 1999 and unaudited financial statements of the Company for the year ended December 31, 2000 (collectively, the "Company Financial Statements") which have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of the Company and its subsidiaries as of the dates thereof and the results of their operations, cash flows and changes in financial position for the periods then ended, subject, in the case of the unaudited financial statements, to normal year-end and audit adjustments and any other adjustments described therein and the absence of footnotes.

   Section 5.7. Events Subsequent to Year End Financial Statements. Except as set forth on Schedule 5.7 hereto, since the date of the Financial Statements for the Company and its subsidiaries for the year ended December 31, 1999, there has not been any change which would have a Company Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth on Schedule 5.7, since December 31, 1999, or as to Sections 5.7(i), 5.7 (n) or 5.7(o) the date otherwise indicated:

     (a) none of the Company or its subsidiaries has sold, leased, transferred or assigned any of its assets, tangible or intangible, other than for a fair consideration in the ordinary course of business;

     (b) none of the Company or its subsidiaries has entered into any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) involving payment of more than $25,000 and outside the ordinary course of business;

     (c) except as set forth on Schedule 5.21(a)(i), no party (including the Company or its subsidiaries) has accelerated, terminated, modified or canceled any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) involving more than $100,000 to which the Company or its subsidiaries is a party or by which any of them is bound;

     (d) no security interest, mortgage, pledge, lien, restriction, covenant, charge or encumbrance of any kind or any character had been imposed upon any assets, tangible or intangible of the Company or its subsidiaries involving more than $5,000 singly or $50,000 in the aggregate excluding those which arise in connection with capital leasing activities pursuant to Section 5.7(s);

     (e) none of the Company or its subsidiaries has made any capital expenditure (or series of related capital expenditures) either involving more than $250,000 (excluding those reasonably determined by the Company using sound business judgment to be required in connection with anticipated customer sales) or outside the ordinary course of business;

     (f) none of the Company or its subsidiaries has made any capital investment in, any loan to or any acquisition of the securities or assets of, any other person (or series of related capital investments, loans and acquisitions) involving more than $50,000, excluding the repurchase of equity securities from employees or former employees of the Company to the extent such equity securities were acquired pursuant to the exercise of options;

     (g) none of the Company or its subsidiaries has issued any note, bond or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money;

     (h) none of the Company or its subsidiaries has canceled, compromised, waived or released any right or claim (or series of related rights and claims);

     (i) since the date hereof, there has been no change made or authorized in the certificate of incorporation or bylaws of the Company or its subsidiaries other than changes contemplated by this Agreement;

     (j) none of the Company or its subsidiaries has issued, sold or otherwise disposed of any of its capital stock, or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock except as permitted by Section 6.1(c), in connection with an Option Extension, or set forth on Schedule 3.2(c)(i), Schedule 5.2(a) or
Schedule 5.2(b).

     (k) none of the Company or its subsidiaries has declared, set aside or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of its capital stock, excluding the repurchase of equity securities from employees or former employees of the Company to the extent such equity securities were acquired pursuant to the exercise of options;

     (l) none of the Company or its subsidiaries has experienced any damage, destruction or loss (whether or not covered by insurance) to its property which in the aggregate has or would result in a Company Material Adverse Effect;

     (m) none of the Company or its subsidiaries has made any loan to, or entered into any other transaction with, any of its directors, officers and employees outside the ordinary course of business;

     (n) since December 31, 2000, none of the Company or its subsidiaries has entered into any collective bargaining agreement, written or oral, or modified in any material respect the terms of any existing employment agreement;

     (o) since December 31, 2000, none of the Company or its subsidiaries has granted any bonuses or a greater than ten percent (10%) increase in the base compensation of any of its directors, officers and employees outside the ordinary course of business, except as set forth in Section 7.20;

     (p) none of the Company or its subsidiaries has adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance or other plan, contract or commitment for the benefit of any of its directors, officers and employees (or taken any such action with respect to any other Company Plans (as defined in Section 5.15(a)) outside the ordinary course of business, except as may be required by law or in connection with an Option Extension;

     (q) none of the Company or its subsidiaries has made any other change in employment terms for any of its directors, officers and employees outside the ordinary course of business;

     (r) none of the Company or its subsidiaries has made or pledged to make any charitable or other capital contribution outside the ordinary course of business;

     (s) none of the Company or its subsidiaries has entered into any capitalized lease obligations involving more than $100,000 and outside the ordinary course of business; and

     (t) there has not been any other occurrence, event, incident, action, failure to act or transaction outside the ordinary course of business involving the Company or its subsidiaries which has or would result in a Company Material Adverse Effect.

   Any actions between Parent or Subsidiary and the Company, shall not be subject to the terms of this Section 5.7.

   Section 5.8. Books of Account. The books of account of the Company and its subsidiaries as of the last day of the month immediately preceding the date hereof accurately and fairly reflect and as of the last day of the month immediately preceding the Closing Date will accurately and fairly reflect, in reasonable detail and in all material respects, the Company's and its subsidiaries' transactions and the disposition of their assets, subject to normal year end audit adjustments and any other adjustments described therein. Except as set forth on Schedule 5.8 hereto, all notes and accounts receivable of the Company and its subsidiaries are reflected in accordance with generally accepted accounting principles on their books and records, are valid receivables subject to no known material setoffs or counterclaims, are, to the best of the Company's knowledge, current and collectible in accordance with their terms at their recorded amounts subject only to normal adjustments in the ordinary course of business and the reserves for contractual allowances and bad debts set forth in the balance sheet contained in the most recent Company Financial Statements as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Company and its subsidiaries. The Company and its subsidiaries have filed all reports and returns required by any material law or regulation to be filed by them, and have paid all taxes, duties and charges due on the basis of such reports and returns, except for reports or returns, and taxes or other charges that would be payable thereon, which if not filed or paid, would not reasonably be expected to have a Company Material Adverse Affect.

   Section 5.9. Absence of Undisclosed Liabilities. Except as set forth on
Schedule 5.9 hereto, neither the Company nor any of its subsidiaries had at December 31, 1999, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except: (a) liabilities, obligations or contingencies (i) which are accrued or reserved against in the Company Financial Statements or reflected in the notes thereto, or (ii) which were incurred after December 31, 1999 and were incurred in the ordinary course of business and consistent with past practices; (b) liabilities, obligations or contingencies which (i) would not, in the aggregate, have a Company Material Adverse Effect, or (ii) have been discharged or paid in full prior to the date hereof; or (c) liabilities and obligations which are of a nature not required to be reflected or reserved against in the financial statements of the Company and its subsidiaries prepared in accordance with generally accepted accounting principles consistently applied and which were incurred in the ordinary course of business.

   Section 5.10. Litigation. Except as set forth on Schedule 5.10 hereto, there are no claims, suits, actions or proceedings pending, or to the knowledge of the Company threatened, or any reasonable basis therefor, against, relating to or affecting the Company or any of its subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seek to restrain the consummation of the Merger or which could reasonably be expected, either alone or in the aggregate with all such claims, actions or proceedings, to have a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator which prohibits or restricts the consummation of the transactions contemplated hereby or would have any Company Material Adverse Effect.

   Section 5.11. No Violation of Law. Except as set forth on Schedule 5.11, neither the Company nor any of its subsidiaries is in violation of or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any governmental or regulatory body or authority, except for violations which, in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, no investigation or review by any governmental or regulatory body or authority is pending, or to the best knowledge of the Company threatened, nor has any governmental or regulatory body or authority indicated to the Company an intention to conduct the same, other than, in each case, those the outcome of which, as far as reasonably can be foreseen, will not have a Company Material Adverse Effect. The Company and its subsidiaries have all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted (collectively, the "Company Permits"), except for permits, licenses, franchises, variances, exemptions, orders, authorizations, consents and approvals the absence of which, alone or in the aggregate, would not have a Company Material Adverse Effect. The Company and its subsidiaries are not in violation of the terms of any Company Permit, or any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator or mediator, except for delays in filing reports or violations which, alone or in the aggregate, would not have a Company Material Adverse Effect.

   Section 5.12. Compliance with Agreements. Except as set forth on Schedule 5.12, the Company and each of its subsidiaries are not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with notice or lapse of time or action by a third party, could result in a default under, (a) the respective charters, bylaws or similar organizational instruments of the Company or any of its subsidiaries; or

(b) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which the Company or any of its subsidiaries is a party or by which any of them is bound or to which any of their property is subject except where such breach, violation or default would not have a Company Material Adverse Effect.

   Section 5.13. Taxes.

     (a) The Company and its subsidiaries have: (i) duly filed with the appropriate governmental authorities all Tax Returns (as defined below) required to be filed by them prior to the Effective Time, other than those Tax Returns the failure of which to file would not have a Company Material Adverse Effect, and such Tax Returns are true, correct and complete in all material respects, and (ii) duly paid in full or made adequate provision in the Company Financial Statements for the payment of all Taxes for all periods ending at or prior to the Effective Time (whether or not shown on any Tax Return), except where the failure to pay such Taxes would not have a Company Material Adverse Effect. The liabilities and reserves for Taxes reflected in the Company balance sheet included in the most recent Company Financial Statements, as adjusted in accordance with the past custom and practice of the Company for operations and transactions in the ordinary course of its business since September 30, 2000, are adequate to cover all Taxes for all periods ending at or prior to the Effective Time and there are no material liens for Taxes upon any property or asset of the Company or any subsidiary thereof, except for liens for Taxes not yet due. There are no unresolved issues of law or fact arising out of a notice of deficiency, proposed deficiency or assessment from the Internal Revenue Service or any other governmental taxing authority with respect to Taxes of the Company or any of its subsidiaries which, if decided adversely, singly or in the aggregate, would have a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes with any entity that is not, directly or indirectly, a wholly-owned corporate subsidiary of Company or has any liability for the Taxes of any such entity under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law). Neither the Company nor any of its corporate subsidiaries has, with regard to any assets or property held, acquired or to be acquired by any of them, filed a consent to the application of Section 341(f) of the Code. The Company is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company has not agreed, nor is it required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.
Schedule 5.13 sets forth: (i) the federal income tax basis of the Company and each of its subsidiaries in its assets, and (ii) the amounts of any net operating loss carryover, net capital loss carryover, investment credit or other business credit carryover, foreign tax credit carryover, charitable contribution carryover and minimum tax credit carryover of the Company and each of its subsidiaries for federal income tax purposes as of the end of the last taxable year of each such entity, and such amounts are true, correct and complete in all material respects. Except as set forth on Schedule 5.13, no ownership change has been reported by the Company on any information statement that the Company has filed pursuant to Treas. Reg. Sec. 1.382-2T(a)(2)(ii). To the Company's actual knowledge after its best efforts inquiry, there are no limitations on the utilization of any such carryover items or other tax benefit attributes in determining the liability of the Company and each of its subsidiaries for Taxes, other than limitations set forth on Schedule 5.13 or arising from the transactions contemplated under this Agreement.

     (b) The Company has entered into a contract with TriNet Employer Group, Inc. ("TriNet"), a professional employer organization that has assumed responsibilities for payroll (including associated Taxes), federal, state and local income tax withholding, Social Security, federal and state unemployment taxes, disability insurance, workers compensation, benefits and other employer duties with respect to Company employees under a dual employer arrangement (the "TriNet Contract"). To the Company's knowledge after making due inquiry, TriNet has duly filed with the appropriate governmental authorities all Tax Returns required to be filed by the Effective Time, and duly paid in full all Taxes for all periods ending at or prior to the Effective Time (whether or not shown on any Tax Return) with respect to all Taxes for which it has responsibilities under the TriNet Contract.

     (c) For purposes of this Agreement, the term "Taxes" shall mean all taxes, including, without limitation, income, gross receipts, excise, property, sales, withholding, social security, occupation, use, service, service use, license, payroll, franchise, transfer and recording taxes, fees and charges, windfall profits, severance, customs, import, export, employment or similar taxes, charges, fees, levies or other assessments imposed by the United States, or any state, local or foreign government or subdivision or agency thereof, whether computed on a separate, consolidated, unitary, combined or any other basis, and such term shall include any interest, fines, penalties or additional amounts and any interest in respect of any additions, fines or penalties attributable or imposed or with respect to any such taxes, charges, fees, levies or other assessments.

     (d) For purposes of this Agreement, the term "Tax Return" or "Tax Returns" shall mean any return, report or other document or information required to be supplied to a taxing authority in connection with Taxes.

   Section 5.14. Employee Benefit Plans; ERISA.

     (a) Schedule 5.14 lists all employee benefit plans and collective bargaining, employment or severance agreements or other similar arrangements to which the Company, or any Controlled Group Affiliate, is or ever has been a party or by which any of them is or ever has been bound, legally or otherwise, including, without limitation, (i) any "employee welfare benefit plan" or "employee pension benefit plan" (within the meaning of Sections 3(1) or 3(2) of ERISA) (the "Company Plans"), (ii) any profit-sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, severance, welfare or incentive plan, agreement or arrangement, (iii) any plan, agreement or arrangement providing for "fringe benefits" or perquisites to employees, officers, directors or agents, including, but not limited to benefits relating to Company automobiles, clubs, vacation, child care, parenting, sabbatical, sick leave, medical, dental, hospitalization, life insurance and other types of insurance, (iv) any employment agreement not terminable on 30 days (or less) written notice or providing for an annual salary in excess of

$140,000 or (v) any contracts or agreements pursuant to which a professional employer organization has assumed responsibility for providing certain benefits to Company's employees under a dual employer arrangement. The plans, agreements and contractual arrangements described in this Section 5.14 may be referred to herein as the "Benefit Arrangements." The Benefit Arrangements include, without limitation, all employee benefits sponsored and administered by TriNet for the benefit of Company employees (the "TriNet Benefits"), and the Company's representations and warranties in this Section 5.14 apply to the TriNet Benefits to the extent of the Company's knowledge thereof after making due inquiry. None of the Benefit Arrangements is (i) a plan intended to be tax-qualified under
Section 401(a) of the Code, except for the 401(k) Plan listed on Schedule 5.14,
(ii) a plan subject to Title IV of ERISA or (iii) a "multiemployer plan" (within the meaning of Section 3(37) of ERISA). Neither the Company nor any Controlled Group Affiliate has ever contributed to or had an obligation to contribute to any multiemployer plan or plan subject to Title IV of ERISA. The Company has delivered to Parent and Subsidiary true and complete copies of the TriNet Contract and all documents and summary plan descriptions of the Benefit Arrangements or summary descriptions relating to any such Benefit Arrangement not otherwise in writing. The Company has delivered to Parent and Subsidiary true and complete copies of the IRS Form 5500 filed for the most recent plan year with respect to any Benefit Arrangement sponsored by the Company, including all schedules thereto and financial statements with attached opinions of independent accountants.

     (b) No "prohibited transaction" (within the meaning of Section 4975 of the Code or Sections 406 and 408 of ERISA) has occurred with respect to any Benefit Arrangement.

     (c) There is no negotiation, demand or proposal that is pending or has been made which concerns matters now covered, or that would be covered, by any Benefit Arrangement.

     (d) All Benefit Arrangements are in full compliance with the relevant provisions of ERISA and the Code, the regulations and published authorities thereunder, and all other laws applicable with respect to all such Benefit Arrangements. All Benefit Arrangements have been operated in accordance with their terms, and the Company, the Controlled Group Affiliates and, to the Company's knowledge after making due inquiry, TriNet with respect to the TriNet Benefits have performed all of their obligations under all Benefit Arrangements, including, without limitation, the filing of IRS Form 5500 annual reports, as applicable, with resect to such Benefit Arrangements sponsored by the Company or TriNet as the case may be. There are no actions, suits or claims (other than routine claims for benefits in the ordinary course) pending or threatened against any Benefit Arrangement or arising out of any Benefit Arrangement and no fact exists which could give rise to any such actions, suits or claim (other than routine claims for benefits in the ordinary course).

     (e) The 401(k) Plan listed on Schedule 5.14 and related trust agreement, annuity contract, insurance contract or other funding mechanism is qualified and tax exempt under the provisions of Code Sections 401(a) and 501(a) and is the subject of a currently effective favorable determination letter issued by the Internal Revenue Service. The Company has delivered to Parent and Subsidiary a true and complete copy of such determination letter. The 401(k) Plan listed on
Schedule 5.14 has never been the subject of a corrective procedure under the Internal Revenue Service's Employee Plans Compliance Resolution System, or any similar administrative procedure

     (f) Each of the Benefit Arrangements, including, without limitation, the TriNet Contract and/or the TriNet Benefits can be terminated by the Company within a period of 30 days following the Closing Date, without any additional contribution to such Benefit Arrangement or the payment of any additional compensation or amount or the additional vesting or acceleration of any benefits.

     (g) Neither the Company, any of its Controlled Group Affiliates nor, to the Company's knowledge after making due inquiry, TriNet maintains nor established any "welfare benefit plans" (within the meaning of Section 3(1) of ERISA), other than those listed on Schedule 5.14, which provides for continuing benefits or coverage for any participant or any beneficiary of a participant after such participant's termination of employment except as may be required by the group health plan continuation coverage requirements of Section 4980B of the Code and Sections 601 through 609 of ERISA (COBRA) and at the expense of the participant or the beneficiary of the participant. Each of the Company, its Controlled Group Affiliates and, to the Company's knowledge after making due inquiry, TriNet maintaining a "welfare benefit plan" (within the meaning of Section 3(1) of ERISA) has complied, with respect to Company Employees, former employees and their designated beneficiaries, with all applicable notice and continuation coverage requirements of COBRA, and has complied with the requirements of Sections 701 through 713 of ERISA, including without limitation the certification requirements of Section 701(e) of ERISA.

     (h) To the Company's knowledge, all insurance premiums required with respect to any Benefit Arrangement as of the Closing Date have been paid.

     (i) For purposes of this Section 5.14, the Company's "Controlled Group Affiliate" means any corporation, trade or business which is affiliated with the Company, in the manner described in Section 414(b), (c), (m) and (o) of the Code or Section 4001(a)(14) of ERISA. Schedule 5.14 lists the Company's Controlled Group Affiliates.

   Section 5.15. Labor Matters; Labor Controversies.

     (a) Schedule 5.15(a) sets forth a list of each employee of the Company and his or her compensation, each of which was hired pursuant to the Company's standard offer letter, a copy of which has been delivered to Parent. Schedule 5.15(a) sets forth a list of all written employment agreements other than the Company's standard offer letter between the Company and any of its employees.

     (b) Except as set forth on Schedule 5.15(b), there are no material controversies pending, or to the knowledge of the Company threatened, between the Company or its subsidiaries and any of their employees.

     (c) There are no demands for recognition of a bargaining representative and Company has not been informed of any material organizational efforts presently being made involving any of the presently unorganized employees of the Company or its subsidiaries.

     (d) The Company, its subsidiaries and, to the Company's knowledge after making due inquiry, TriNet with respect to its responsibilities under the TriNet Contract, have complied in all material respects with all laws relating to the employment of labor, including, without limitation, any provisions thereof relating to wages, employee benefits, hours, equal employment opportunity/non-discrimination, occupational safety and health and the payment of social security and similar taxes.

     (e) Except as set forth on Schedule 5.15(e) no person has asserted that the Company, any of its subsidiaries or, to the Company's knowledge after making due inquiry, TriNet with respect to employees or former employees of the Company is liable in any material amount for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.

     (f) Except as set forth on Schedule 5.15(f), to the knowledge of the Company or the directors and officers (and employees with responsibility for employment matters) of the Company and its subsidiaries, (i) no executive, key employee, or group of employees has any plans to terminate employment with the Company or its subsidiaries, none of the Company and its subsidiaries is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices, except for purposes of clauses (a)-(e) such controversies, demands for recognition, non-compliance and liabilities which, singly or in the aggregate, could not reasonably be expected to cause a Company Material Adverse Effect and (ii) there is no unfair labor practice charge or complaint against the Company or any of its subsidiaries pending or threatened before the National Labor Relations Board or any similar state agency and there are no complaints pending or threatened in any forum by or on behalf of any present or former employee of the Company or any of its subsidiaries alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship, except as set forth on Schedule 5.10.

   Section 5.16. Environmental Matters.

     (a) The Company and its subsidiaries have conducted their respective businesses in compliance with all applicable Environmental Laws (as defined below), including, without limitation, having all permits, licenses and other approvals and authorizations necessary for the operation of their respective businesses as presently conducted, (ii) none of the properties owned, leased or operated by the Company or any of its subsidiaries contain any Hazardous

Substance (as defined below) as a result of any activity of the Company or any of its subsidiaries in amounts exceeding the levels permitted by applicable Environmental Laws, (iii) neither the Company nor any of its subsidiaries has received any notices, demand letters or requests for information from any Federal, state, local or foreign governmental entity or third party indicating that the Company or any of its subsidiaries may be in violation of, or liable under, any Environmental Law in connection with the ownership or operation of their businesses, (iv) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or threatened against the Company or any of its subsidiaries relating to any violation, or alleged violation, of, or liability under, any Environmental Law,
(v) no reports have been filed, or are required to be filed, by the Company or any of its subsidiaries concerning the release of any Hazardous Substance or the threatened or actual violation of any Environmental Law, (vi) no Hazardous Substance has been disposed of, or released at, on or from any properties presently owned, leased or operated by the Company or any of its subsidiaries, or at, on or from any properties previously owned, leased or operated by the Company or any of its subsidiaries during the time such properties were owned, leased or operated by the Company or any of its subsidiaries, (vii) the Company and its subsidiaries have not disposed of, or arranged for the disposal of Hazardous Substances at properties not owned, leased or operated by the Company;
(viii) there have been no environmental investigations, studies, audits, tests, reviews or other analyses regarding compliance or noncompliance with any applicable Environmental Law conducted by or which are in the possession of the Company or its subsidiaries relating to the activities of the Company or its subsidiaries, (ix) there are no underground storage tanks on, in or under any properties owned, leased or operated by the Company or any of its subsidiaries and no underground storage tanks have been closed or removed from any of such properties during the time such properties were owned, leased or operated by the Company or any of its subsidiaries, (x) there is no asbestos or asbestos containing material present in any of the properties owned, operated or leased by the Company and its subsidiaries, and no asbestos has been removed from any of such properties during the time such properties were owned, leased or operated by the Company or any of its subsidiaries, and (xi) neither the Company, its subsidiaries nor any of their respective properties (whether owned, leased or operated) are subject to any material liabilities or expenditures (fixed or contingent) relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law, except for violations of the foregoing clauses (i) through (xi) that, singly or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

     (b) For purposes of this Agreement, "Environmental Law" or "Environmental Laws" means any Federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any governmental entity relating to (x) the protection, preservation or restoration of public health or safety or the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or
(y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as amended and as in effect on the Closing Date. The term Environmental Law includes, without limitation, (i) the Federal

Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal Act, the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970, each as amended and as in effect on the Closing Date, or any state counterpart thereof, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries, damages or penalties due to, or threatened as a result of, the presence of, effects of or exposure to any Hazardous Substance.

     (c) For purposes of this Agreement, "Hazardous Substance" means any substance presently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any government authority or any Environmental Law including, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde foam insulation, lead or polychlorinated biphenyls.

   Section 5.17. Title to Assets. Schedule 5.17 sets forth a list of all real property leased or owned by the Company and its subsidiaries. The Company and each of its subsidiaries has good title to all its leasehold interests and other properties, as reflected in the most recent balance sheet included in the Company Financial Statements, except for properties and assets that have been disposed of in the ordinary course of business since the date of such balance sheet, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except (i) the lien for current Taxes, payments of which are not yet delinquent, (ii) such imperfections in title and easements and encumbrances, if any, as are not material in character, amount or extent and do not materially and adversely affect the value or interfere with the present use of the property subject thereto or affected thereby, or otherwise materially impair the Company's business operations (in the manner presently carried on by the Company), or (iii) mortgages incurred in the ordinary course of business, and except for such matters which, singly or in the aggregate, could not reasonably be expected to cause a Company Material Adverse Effect. All leases under which the Company leases real or personal property have been delivered to Parent and are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event which with notice or lapse of time or both would become a default other than defaults under such leases which in the aggregate will not have a Company Material Adverse Effect.

   Section 5.18. Company Stockholders' Approval. The affirmative vote of stockholders of the Company required for approval and adoption of this Agreement, the Merger and the Transactions contemplated thereby is, in accordance with the Company's Certificate of Incorporation and Bylaws in effect immediately prior to the Effective Time: (i) a majority of the outstanding shares of Company Common Stock and Preferred Stock voting together and; (ii) 60% of the outstanding shares of the Company Preferred Stock voting together as a class (the "Company Stockholders' Approval").

   Section 5.19. No Excess Parachute Payments. Except as set forth on Schedule
5.19 the Company has no contracts, arrangements or understandings pursuant to which any person may receive any amount or entitlement from the Company or any of its subsidiaries (including cash or property or the vesting of property) that may be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code) (any such amount being an "Excess Parachute Payment") as a result of any of the transactions contemplated by this Agreement. No person is entitled to receive any additional payment from the Company, its subsidiaries or any other person (a "Parachute Gross-up Payment") in the event that the 20% parachute excise tax of Section 4999(a) of the Code is imposed on such person. The board of directors of the Company has not during the six months prior to the date of this Agreement granted to any officer, director or employee of the Company any right to receive any Parachute Gross-Up Payment.

   Section 5.20. Trademarks and Intellectual Property. (a) The Company and its subsidiaries own or have the right to use all of the patents, trademarks (registered or unregistered), trade names, service marks, trade secrets, inventions, names, designs, works of authorship, copyrights and other intellectual property used or held by the Company ("Company Intellectual Property"). Except for any Company Intellectual Property licensed by the Company from an other party, the Company has the right to use all of the Company Intellectual Property without any material payment to any other party.

     (b) To the Company's knowledge, except as set forth in Schedule 5.20(b), the Company and its subsidiaries have not interfered with, infringed upon, misappropriated, or otherwise violated any intellectual property rights of third parties, and the Company and its subsidiaries have not received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that any of the Company and its subsidiaries must license or refrain from using any Company Intellectual Property). To the knowledge of the Company and its subsidiaries, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with or violated any Company Intellectual Property.

     (c) Schedule 5.20(c) identifies each patent, copyright or other registration that has been issued to any of the Company and its subsidiaries with respect to any of the Company Intellectual Property, identifies each pending patent application or application for registration which any of the Company and its subsidiaries has made with respect to any of the Company Intellectual Property, and identifies each license, agreement, or other permission which any of the Company and its subsidiaries has granted to any third party with respect to any of the Company Intellectual Property (together with any exceptions). The Company has delivered to Parent and Subsidiary correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to Parent and Subsidiary correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Schedule 5.20(c) also identifies each trade name or unregistered trademark or servicemark used by any of the Company and its subsidiaries in connection with any of its businesses. With respect to each item of Company Intellectual Property identified or required to be identified in Schedule 5.20(c):

       (i) the Company and its subsidiaries possess all right, title, and interest in and to the item, free and clear of any security interest, license, or other restriction;

       (ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or, to the Company's knowledge, charge; and

       (iii) no action, suit, proceeding, hearing, claim or, investigation is pending, or to the knowledge of any of the Company is threatened, which challenges the legality, validity, enforceability, use, or ownership of the item; and

       (iv) to the Company's knowledge, none of the Company and its subsidiaries has ever agreed to indemnify any person for or against any interference, infringement, misappropriation, or other conflict with respect to the item except as identified on Schedule 5.20(c)(iv).

     (d) Schedule 5.20(d) identifies each item of Company Intellectual Property that any third party owns and that any of the Company and its subsidiaries uses pursuant to license, sublicense, agreement, or permission. The Company has delivered to Parent and subsidiary correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Company Intellectual Property rights required to be identified in Schedule 5.20(d), to the Company's knowledge:

       (i) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect as to the Company and the other parties thereto;

       (ii) assuming the receipt of any required consents, the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

       (iii) no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

       (iv) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

       (v) with respect to each sublicense, the representations and warranties set forth in subsections (i) through (iv) above are true and correct with respect to the underlying license;

       (vi) the underlying item of Company Intellectual Property rights is not subject to any outstanding injunction, judgment, order, decree or, ruling ; and

       (vii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand about which the Company has received notice is pending, or threatened, which challenges the legality, validity, or enforceability of the underlying item of Company Intellectual Property rights.

     (e) On the date hereof, the officers of the Company and its subsidiaries have no knowledge of any new products, inventions, procedures, methods of manufacturing or processing or work of authorship that any competitors or other third parties have developed which reasonably could be expected to supersede or make obsolete any product or process of any of the Company and its subsidiaries.

   Section 5.21. Contracts, Obligations and Commitments.

     (a) Schedule 5.21 (a)(i) sets forth an accurate and complete list of all material contracts, agreements, options, leases (other than leases referred to in Section 5.17 hereto), commitments and instruments involving average annual payment or receipt by the Company of value equal to or greater than $50,000 ("Contracts") entered into by the Company or its subsidiaries. The Company and its subsidiaries have provided Parent with complete and correct copies of all such items listed on Schedule 5.21(a)(i). Except for such items listed on
Schedule 5.21(a)(i), there are no other material contracts or other arrangements under which goods, equipment or services are provided, leased or rendered by, or are to be provided, leased or rendered to, the Company and its subsidiaries. Except as set forth in Schedule 5.21(a)(ii) and except for any occurrence which has not and would not in the aggregate result in a Company Material Adverse
Effect: (i) the Contracts have not been modified, pledged, assigned or amended in any respect, are legally valid, binding and enforceable against the Company in accordance with their respective terms and are in full force and effect with respect to the Company and, to the best of the Company's knowledge, the other parties thereto; (ii) there are no defaults by the Company and its subsidiaries and, to the best of the Company's knowledge, by any other party to the Contracts; (iii) the Company and its subsidiaries have not received notice of any default, offset, counterclaim or defense under any Contract; (iv) no condition or event has occurred which with the passage of time or the giving of notice or both would constitute a default or breach by the Company and its subsidiaries of the terms of any Contract, except for any consents required to consummate the transactions contemplated by this Agreement; and (v) there does not now, and at Closing will not, exist any security interest, mortgage, pledge, restriction, charge, lien, encumbrance or claim of others on any interest created under any Contract. None of the Contracts is subject to termination from and after the Closing Date and prior to the expiration of its stated term by any party to such Contract, except as stated in each such Contract.

   Section 5.22. Transactions with Related Parties. Except as set forth on
Schedule 5.22 and except for the Stockholder Loans, (a) there have been no transactions by the Company or its subsidiaries with any officer or director of the Company or its subsidiaries, any beneficial owner of more than 5% of the Company Common Stock or their affiliates ("Related Parties") since the date of the most recent Company Financial Statements, and (b) there are no agreements or understandings now in effect between the Company or its subsidiaries and any Related Parties except for employment agreements or understandings with Related Parties who are employees of the Company and agreements or understandings with Related Parties who are stockholders of the Company relating to their rights as stockholders of the Company, all of which have been delivered to Parent.

   Section 5.23. Insurance. All of the Company's and its subsidiaries' liability, theft, life, health, fire, title, worker's compensation and other forms of insurance, surety bonds and umbrella policies, insuring the Company and its subsidiaries and their directors, officers, employees, independent contractors, properties, products, assets and business are set forth on Schedule
5.23 hereto, and are valid and in full force and effect and without any premium past due or pending notice of cancellation, and are, in the reasonable judgment of the Company, adequate for the business of the Company and its subsidiaries as now conducted, and there are no claims, singly or in the aggregate, under such policies in excess of $200,000, which, in any event, are not in excess of the limitations of coverage set forth in such policies. To the best of the Company's knowledge after making due inquiry, all insurance coverages, including without limitation workers compensation coverage, with respect to the Company's employees that are the responsibility of TriNet under the TriNet Contract have been maintained in adequate amounts consistent with applicable law, and TriNet has paid all premiums therefor due on or before the Effective Time. The Company and its subsidiaries have taken all actions reasonably necessary to insure that their independent contractors obtain and maintain adequate insurance coverage. All of the insurance policies referred to in this Section 5.23 are "occurrence" policies and no such policies are "claims made" policies other than insurance policies related to officers and directors and errors or omissions. The Company has no knowledge of any fact indicating that such policies will not continue to be available to the Company, its subsidiaries or TriNet, as applicable, upon substantially similar terms subsequent to the Effective Time. The provision and/or reserves in the most recent Company Financial Statements are adequate for any and all self insurance programs maintained by the Company or its subsidiaries.

   Section 5.24. Guaranties. None of the Company or its subsidiaries is a guarantor or otherwise is liable for any liability or obligation (including indebtedness) of any third person.

   Section 5.25. Bank Accounts. Schedule 5.25 sets forth all banks or other financial institutions with which the Company has an account or maintains a safe deposit box, showing the type and account number of each such account and safe deposit box and the names of the persons authorized as signatories thereon or to act or deal in connection therewith.

   Section 5.26. Potential Conflicts of Interest

     (a) Except as set forth on Schedule 5.26, no current or former officer, director, or stockholder of the Company or any of its subsidiaries (i) to the Company's best knowledge owns, directly or indirectly, any interest (excepting not more than 1% stock holdings for investment purposes in securities of publicly held and traded companies) in, or is an officer, director, employee, or consultant of, any person or entity that is a competitor, lessor, lessee, customer, or supplier of the Company or any of its subsidiaries; (ii) owns, directly or indirectly, in whole or in part, any tangible or intangible property that the Company or any of its subsidiaries is using or the use of which is necessary for the business of the Company or any of its subsidiaries; or (iii) has any cause of action or other claim whatsoever against, or owes any amount to, the Company or any of its subsidiaries, except for claims in the ordinary course of business, such as for accrued vacation pay, accrued benefits under employee benefit plans, and similar matters and agreements.

     (b) To the best of the Company's knowledge, no officer, director, employee, or consultant of the Company or any of its subsidiaries is presently obligated under or bound by any agreement or instrument, or any judgment, decree, or order of any court of administrative agency, that (i) conflicts or may conflict with his or her agreements and obligations to use his or her best efforts to promote the interests of the Company or any of its subsidiaries or (ii) conflicts or may conflict with the business or operations of the Company or any of its subsidiaries as presently conducted or as proposed to be conducted in the short term.

   Section 5.27. Inventory. The inventory and supplies of the Company and its subsidiaries are adequate for their present needs, and are in usable or saleable condition in the ordinary course of business, subject only to such reserves for obsolescence, if any, as are reflected in their respective accounting records.

   Section 5.28. Suppliers and Customers. Schedule 5.28 sets forth the five largest suppliers and ten largest customers of the Company and its subsidiaries as of the date hereof. The relationships of the Company and such subsidiaries with their respective suppliers and customers are good commercial working relationships, and no supplier or customer has canceled or otherwise terminated, or threatened in writing to cancel or terminate, its relationship with the Company or such subsidiary or has during the last 12 months decreased or threatened to decrease or limit its services, supplies, or materials to the Company or such subsidiary or its usage or purchase of the services or products of the Company or such subsidiary, except for normal cyclical changes related to customers' businesses and except for those changes which have not in the aggregate resulted in a Company Material Adverse Effect. The Company has no knowledge that any such supplier or customer intends to cancel or otherwise substantially modify its relationship with the Company or any of such subsidiaries or to decrease materially or limit its services, supplies, or materials to them or its usage or purchase or their services or products, and the consummation of the transactions contemplated hereby will not, to the best knowledge of the Company, adversely affect the relationship of the Company or any of such Subsidiaries with any such supplier or customer.

   Section 5.29. Indebtedness. Except as set forth on Schedule 5.29, and
Schedule 3.1(a) which sets forth all outstanding Stockholder Loans, at the date hereof, neither the Company nor any of its subsidiaries has any indebtedness for borrowed money, including any capital lease or conditional sale or title retention agreement ("Indebtedness") outstanding. Neither the Company nor any of its subsidiaries is in material default with respect to any outstanding Indebtedness or any agreement, instrument, or other obligation relating thereto and no such Indebtedness or any agreement, instrument or other obligation relating thereto purports to limit the issuance of any securities by the Company or any of its subsidiaries or the operation of their respective businesses. Complete and correct copies of all agreements, instruments, and other obligations (including all amendments, supplements, waivers, and consents) relating to any Indebtedness of the Company or any of its subsidiaries have been furnished to Parent.

   Section 5.30. Minute Books. The copies of the minute books of the Company and its subsidiaries made available to Parent for inspection accurately record therein all material action taken by their respective Board of Directors and stockholders.

   Section 5.31. Assets and Properties Complete. The assets and properties of the Company and each of its subsidiaries are and as of the Closing Date shall be adequate and sufficient to conduct the business of the Company or the relevant subsidiary as currently conducted.

   Section 5.32. Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company or its subsidiaries, except for tax or litigation powers of attorney.

   Section 5.33. Brokers. The Company represents and warrants that no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, or, to the Company's knowledge, the Company Stockholders or holders of Company Warrants.

   Section 5.34. Disclosure. No representations and warranties by the Company contained in this Agreement, and no statement made by the Company in this Agreement including any statement made in an Exhibit or Schedule to this Agreement or any document or certificate furnished or to be furnished to Parent at or prior to Closing pursuant hereto, contains or will contain on the Closing Date any untrue statements of a material fact or omits or will omit on the Closing Date to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances in which they were made. The Company represents and warrants that the Principal Stockholders (as set forth on Schedule 5.34 hereof) and the directors and officers of the Company and its subsidiaries have made due and reasonable inquiry and investigation concerning the matters to which representations and warranties of the Company under this Agreement pertain.

   Section 5.35. Affiliates. Set forth on Schedule 5.35 is a list identifying all persons who may be deemed affiliates of the Company under Rule 145 of the Securities Act ("Rule 145"), including, without limitation, all directors and executive officers of the Company.

                                   ARTICLE 6

                     CONDUCT OF BUSINESS PENDING THE MERGER

   Section 6.1. Conduct of Business by the Company Pending the Merger. Except as otherwise contemplated by this Agreement, after the date hereof and prior to the Closing Date or earlier termination of this Agreement, unless Parent shall otherwise agree in writing, the Company shall, and shall cause its subsidiaries to:

     (a) conduct their respective businesses in the ordinary and usual course of business and consistent with past practice;

     (b) not (i) amend or propose to amend their respective charters or bylaws other than as required by this Agreement, (ii) split, combine or reclassify their outstanding capital stock; or (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, except for the payment of dividends or distributions by a wholly owned subsidiary of the Company;

     (c) except for the issuance of Company Common Stock pursuant to exercise of warrants or options which are listed on Schedule 5.2(b), the issuance of warrants to Cogeco pursuant to the Research and Development Agreement dated February 18, 2000 and the issuance of warrants to Sand Hill Capital II, LP ("Sand Hill") and GATX Ventures, Inc. in connection with the extension of their outstanding loans, or the issuance of options in connection with the Company Stock Plan, not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of or otherwise cause to become outstanding, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of their capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock, provided that any such warrants issued to Cogeco, Sand Hill or GATX Ventures, Inc. shall be Conforming Warrants;

     (d) not (i) incur or become contingently liable with respect to any indebtedness for borrowed money in excess of $1,000,000, with exception of any indebtedness to the Parent or the Subsidiary, or in connection with a transaction to purchase materials pursuant to the provisions of Section 6.1(n),
(ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock excluding repurchases of equity securities from employees or former employees of the Company to the extent such equity securities were acquired by the exercise of Company Stock Options, (iii) make any acquisition of any assets or businesses other than expenditures for fixed or capital assets in the ordinary course of business, (iv) sell or dispose of any assets or businesses other than sales in the ordinary course of business or encumber or pledge any assets or businesses, or (v) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

     (e) use all reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with them and not engage in any action, directly or indirectly, with the intent to adversely impact the transactions contemplated by this Agreement;

     (f) confer on a regular and frequent basis with one or more representatives of Parent to report operational matters of materiality and the general status of ongoing operations;

     (g) not enter into or amend any employment (excluding any changes to salaries of less than ten percent), severance, special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any directors, officers or employees;

     (h) not increase the aggregate number of their employees and consultants by more than 20% without the prior written permission of the Parent;

     (i) except as otherwise permitted in this Section 6 or in connection with an Option Extension, not adopt, enter into or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee or retiree, except as required to comply with changes in applicable law;

     (j) maintain with adequately capitalized insurance companies insurance coverage for its assets and its businesses in such amounts and against such risks and losses as are consistent with past practice;

     (k) not enter into any new facility leases;

     (l) not enter into any contract or commitment except in the ordinary course of business;

     (m) not make any loans, advances, capital contributions or investments in excess of $50,000 in the aggregate;

     (n) not enter into an agreement with a supplier providing for delivery to the Company of materials in amounts in excess of those which the Company, using sound business judgment, reasonably projects to be used during the next calendar quarter;

     (o) duly comply in all material respect with all applicable laws, regulations and orders and shall not take or omit to take any action that would cause a default under or material breach of any contract, commitment or obligation of the Company or its subsidiaries; and

     (p) not engage in any transaction that would effect a substantial reduction in the amounts of carryovers or other tax benefit attributes set forth on
Schedule 5.13.

   Section 6.2. Control of the Company's Operations. Nothing contained in this Agreement shall give to Parent, directly or indirectly, rights to control or direct the Company's operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with and subject to the terms and conditions of this Agreement, complete control and supervision of its operations.

   Section 6.3. No Solicitation.

     (a) Prior to the termination of this Agreement, the Company may not, directly or indirectly, through any officer, director, employee, representative, stockholder or agent of the Company or any of its subsidiaries:

       (i) seek, encourage, initiate, or solicit any inquiries, proposals, or offers from any person or group to acquire any shares of capital stock of it or any of its subsidiaries, to merge or consolidate with it or any of its subsidiaries, or to otherwise acquire any significant portion of the assets of it or any of its subsidiaries, or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by this Agreement (any of the foregoing inquiries, proposals, or offers being an "Acquisition Proposal");

       (ii) engage in negotiations or discussions concerning an Acquisition Proposal with any person or group or disclose or provide any non-public information relating to the business of the Company or any of its subsidiaries, or afford access to the properties, books, or records of the Company or any of its subsidiaries, to any person or group that the party has reason to believe may be considering an Acquisition Proposal; or

       (iii) agree to, approve, or recommend any Acquisition Proposal.

     (b) Any violation of the restrictions set forth in Section 6.3(a) by any director or officer of the Company or any of its subsidiaries or any of the Company or its subsidiaries' financial advisers, attorneys, accountants, or other representatives, acting on behalf of the Company or its subsidiaries, shall be deemed a violation of Section 6.3(a) by the Company.

     (c) Nothing contained in Section 6.3(a), however, prevents the Company from authorizing any of its officers, financial advisers, attorneys, accountants, or other representatives to furnish non-public information or access to, or to enter into discussions or negotiations with, any person in connection with a bona fide Acquisition Proposal by such person that has not been solicited after the date hereof, or recommending to its stockholders a bona fide written Acquisition Proposal that has not been solicited after the date hereof, if, and only to the extent that, (1) the Board of Directors of the Company determines in good faith that such action is necessary for it to comply with its fiduciary duties to stockholders under Delaware law, (2) before furnishing such non-public information to, or entering into discussions or negotiations with, such person, the Board of Directors receives from such person an executed confidentiality agreement on terms no less favorable to the Company than those contained in the Nondisclosure Agreement discussed in Section 7.1 hereof, (3) the Board of Directors determines in good faith that such Acquisition Proposal is reasonably likely to lead to a Superior Proposal (as defined in Section 6.3(d)), and (4) the Acquisition Proposal did not result from a breach of Section 6.3(a).

     (d) For purposes of this Agreement, "Superior Proposal" means an Acquisition Proposal that the Board of Directors of the Company determines in its good faith judgment to be more favorable to its stockholders than the Merger and for which financing, to the extent required, is committed or, in the good faith judgment of the Board of Directors, is reasonably capable of being obtained by the third party.

     (e) The Company shall immediately cease and cause to be terminated any activities, discussions, or negotiations, existing on the date hereof, with any person with respect to any Acquisition Proposal, and will promptly request in writing that each such person return or destroy all confidential information previously produced to that person by the Company or its subsidiaries.

     (f) The Company shall immediately notify Parent upon receipt by it or its advisers of any Acquisition Proposal or any request for non-public information in connection with an Acquisition Proposal or for access to the properties, books, or records thereof by any person that informs the Company that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the terms and conditions of the proposal, inquiry, or contact, but need not disclose the identity of the person making the Acquisition Proposal or the request. If the Parent is notified by the Company of a Superior Proposal, then the Parent shall have five business days to make a counter proposal; provided, however, that neither the submission nor the failure to submit such a counter proposal shall affect Buyer's right to be paid a termination fee as set forth in Article IX.



                                   ARTICLE 7

                              ADDITIONAL AGREEMENTS

   Section 7.1. Access to Information.

     (a) The Company and its subsidiaries shall afford to Parent and Subsidiary and their respective accountants, counsel, financial advisors and other representatives (the "Parent Representatives") reasonable access during normal business hours following appropriate prior notice throughout the period after the date hereof and prior to the Effective Time to all of their respective properties, books, contracts, commitments and records (including, but not limited to, Tax Returns) and, during such period, shall furnish promptly: (i) a copy of each report, schedule and other document filed or received by any of them pursuant to the requirements of federal or state securities laws or filed by any of them with the SEC or which may have a material effect on their respective businesses, properties or personnel, (ii) copies of all consents and minutes of meetings of the Board of Directors of the Company (including any committee thereof) and of the stockholders of the Company and (iii) such other information concerning their respective businesses, operations, properties, assets, condition (financial or other) results of operations and personnel as Parent or Subsidiary shall reasonably request; provided that no investigation pursuant to this Section 7.1 shall amend or modify any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger and provided further that this paragraph shall not require the disclosure of medical files, personnel files or other files protected by a statutory or common law right of privacy without the consent of the holder of the right of privacy. Parent and its subsidiaries shall hold and shall cause the Parent Representatives to hold in strict confidence all non-public documents and information furnished to Parent and Subsidiary in connection with the transactions contemplated by this Agreement in accordance with the terms of the Nondisclosure Agreement dated November 6, 2000 between Company and Parent, which is incorporated herein by reference and made a part hereof (the "Confidentiality Agreement").

     (b) In the event that this Agreement is terminated in accordance with its terms, each party shall promptly redeliver or destroy, as applicable, to the other all non-public written material provided in connection with the transactions contemplated herein in accordance with the terms of the Confidentiality Agreement.

     (c) The Company shall promptly advise Parent and Parent shall promptly advise the Company in writing of any change or the occurrence of any event after the date of this Agreement having, or which, insofar as can reasonably be foreseen, in the future may have, a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be.

   Section 7.2. Stockholders' Approvals. The Company shall, as promptly as practicable, submit this Agreement and the transactions contemplated hereby for the requisite approval of its stockholders, as set forth in Section 5.18 hereof, either at a meeting of stockholders, or by written consent of stockholders, and, subject to the fiduciary duties of the board of directors of the Company under applicable law, shall use its reasonable best efforts to obtain such Company Stockholders' Approval within sixty (60) days after the date of this Agreement. The Company shall, through its board of directors, but subject to the fiduciary duties of the members thereof, recommend to its stockholders approval of the transactions contemplated by this Agreement.

   Section 7.3. Expenses and Fees. Each party hereto agrees to bear its own costs and expenses, including without limitation, fees and expenses of legal counsel, accountants, financial advisors, brokers or finders or consultants incurred in connection with the transactions contemplated hereby.

   Section 7.4. Agreement to Cooperate.

     (a) Subject to the terms and conditions herein provided and, subject to the fiduciary duties of the board of directors of any party under applicable law, each of the parties hereto shall use all reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable pursuant to all agreements, contracts, indentures or other instruments to which the parties hereto are a party, or under any applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable efforts to: (i) obtain all necessary or appropriate waivers, consents and approvals from lenders, landlords, security holders or other parties whose waiver, consent or approval is required to consummate the Merger, (ii) effect all necessary registrations, filings and submissions, and (iii) lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible).

     (b) In the event any litigation is commenced by any person or entity relating to the transactions contemplated by this Agreement, Parent shall have the right, at its own expense, to participate therein, and the Company will not settle any such litigation without the consent of Parent, which consent will not be unreasonably withheld.

   Section 7.5. Public Statements. Unless required by law, the Company and
Parent: (i) shall consult with the other party prior to issuing any press release or any written public statement with respect to this Agreement or the transactions contemplated hereby, and (ii) shall not issue any such press release or written public statement prior to such consultation and without the prior written approval of the other party. Parent and Company shall issue a joint press release announcing the execution of this Agreement no later than five business days after the date hereof.

   Section 7.6. Notification of Certain Matters. Each of the Company, Parent and Subsidiary agrees to give prompt notice to each other of, and to use their respective reasonable best efforts to prevent or promptly remedy: (i) the occurrence or failure to occur or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be likely to cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, and (ii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

   Section 7.7. Directors' and Officers' Indemnification. Parent and Subsidiary agree that the certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth as of the date of this Agreement in Articles X and XI of the Certificate of Incorporation, as amended, of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of two years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at the Effective Time were directors or officers of the Company unless such modification shall be required by law.

   Section 7.8. Proxy Statement. None of the information supplied or to be supplied by the Company or its subsidiaries for inclusion in the notice of meeting (other than information about Parent and Subsidiary supplied by Parent and Subsidiary), written consent and/or proxy statement to be distributed in connection with the approval and adoption by the Company Stockholders of this Agreement and the transactions contemplated hereby (the "Proxy Statement") or any amendments thereof or supplements thereto will, at the time of the mailing of the Proxy Statement and any amendments thereof or supplements thereto, and at the time of the meeting of the Company Stockholders to be held in connection with the transactions contemplated by this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

   Section 7.9. Parent Common Stock. Each certificate representing Parent Common Stock received by a holder of a Company Option pursuant hereto will be imprinted with a legend substantially in the following form:

     The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Securities Act"). The securities have been acquired for investment and may not be sold, transferred or assigned in the absence of an effective registration statement for the securities under the Securities Act, or an opinion of counsel, in form, substance and scope reasonably acceptable to the Company, that registration is not required under the Securities Act.

This certificate and the shares represented hereby have been issued pursuant to a transaction governed by Rule 145 ("Rule 145") promulgated under the Securities Act, and may not be sold or otherwise disposed of unless registered under the Securities Act pursuant to a Registration Statement in effect at the time or unless the proposed sale or disposition can be made in compliance with Rule 145 or without registration in reliance on another exemption therefrom.

   Section 7.10. Exhibits and Schedules. The Company has made available to Parent on or prior to the Closing Date, true and correct copies of all items set forth on Exhibits or Schedules to this Agreement and any and all other consents, documents or agreements to be delivered hereunder which have not previously been delivered to Parent on the date hereof. In addition, prior to the Closing the Company and Parent may update the Schedules as necessary, subject to Parent's or the Company's respective approval of any material updates of the Schedules.

   Section 7.11. Transition. The Company shall not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier or other business associate of the Company and its subsidiaries from maintaining the same business relationships with the Company and its subsidiaries after the Closing as it maintained with the Company and its subsidiaries prior to the Closing unless such action is taken in accordance with prudent business practices.

   Section 7.12. Company Warrants(a) . Prior to the Effective Time, the Company shall use its commercially reasonable efforts to cause each Company Warrant, whether currently exercisable or exercisable only after the date hereof, to be converted into shares of Company Preferred Stock or Company Common Stock or terminated at or prior to the Effective Time. Prior to the Effective Time, the Company shall use its best efforts to obtain from each holder of a Nonconforming Company Warrant a written consent as to the conversion of the holder's Nonconforming Company Warrants into Parent Warrants at the Effective Time and waiver of any and all rights that such holder may have to convert its Nonconforming Company Warrants into warrants for securities of the Surviving Corporation. The Company shall give notice to the holders of such Nonconforming Company Warrants with regard to the Merger and how the Merger will affect such warrants, pursuant to the terms of the existing Nonconforming Company Warrants.

   Section 7.13. Company Options. At the Effective Time, the Company and Parent shall take such action as may be necessary to cause each Company Option, whether currently exercisable or exercisable only after the date hereof, to be automatically converted at the Effective Time into a Parent Option as provided in Section 3.2. At the Effective Time, all references in the stock option agreements to the Company shall be deemed to refer to Parent. At the Effective Time, Parent shall assume all of the Company's obligations with respect to Company Options as so amended and Parent shall: (i) reserve for issuance the number of shares of Parent Common Stock that will become issuable upon the exercise of the Parent Options, and (ii) at the Effective Time, issue to each holder of a Company Option a document evidencing conversion of the Company Options to Parent Options as set forth in Section 3.2.

   Section 7.14. Compliance with Securities Law. The Parent Options, Parent Warrants and the Parent Common Stock issuable upon the exercise of the Parent Options and Parent Warrants shall be issued in material compliance with the Securities Act. Parent shall also take any action required to be taken under any applicable state securities or "blue sky" laws in connection with the issuance of the Parent Options, Parent Warrants and the Parent Common Stock issuable upon the exercise of the Parent Options and Parent Warrants pursuant to this agreement.

   Section 7.15. Employee Stock Options. It is anticipated, but not guaranteed, that substantially all of the Company employees will continue to be employed by the Surviving Corporation after the Merger. The existing Parent benefit package will be offered to the Surviving Corporation's employees. A pool of 200,000 non-qualified options for Parent Common Stock will be issued to the Company employees listed on Schedule 7.15(a) that will be employed by the Surviving Corporation. These options will vest at a rate of 25% on each anniversary date of the option grant. An additional pool of 150,000 non-qualified options for Parent Common Stock will be issued to the Company employees listed on Schedule 7.15(b) that will be employed by the Surviving Corporation, and these options will contain accelerated vesting provisions in the event certain performance goals are met, as set forth on Schedule 7.15(b). All options referred to in this
Section 7.15 will: (i) be granted on the Closing Date; and (ii) have an exercise price equal to the closing price of Parent Common Stock on the day of such grant.

   Section 7.16. Employees. Within 30 days prior to the anticipated Closing Date, Parent will deliver to the Company a list of the Company employees to which it intends to offer continued employment. Parent warrants that its decisions with respect to employees will not discriminate on the basis of race, sex, national origin, religion, disability, age, medical condition or on any other basis prohibited by state or federal statute or common law.

   Section 7.17. Amendment to Certificate of Incorporation. The Company shall use its best efforts to cause the Company's Certificate of Incorporation to be amended to increase the number of authorized shares of Series E Preferred Stock from 20,000,000 to 35,000,000, or an amount sufficient to permit the issuance of Series E Preferred Stock to Parent upon the conversion of the Convertible Promissory Note dated the date hereof and any other Convertible Promissory Note issued to Parent hereafter. Parent hereby acknowledges that the aforementioned amendment shall not be deemed a breach of any provision of this Agreement and will not be deemed to result in an inability to bring down the Company's representations and warranties in Section 3.2 or Section 5.7(i) at Closing.

   Section 7.18. Allocation Certificate. The Company shall deliver to Parent, in accordance with Section 3.2, the Allocation Certificate that sets forth the correct allocation of the Merger Consideration among the Company Stockholders and is prepared in accordance with the Company's Certificate of Incorporation or Bylaws in effect immediately prior to the Effective Time.

   Section 7.19. Cogeco Renegotiation. The Company shall use all reasonable commercial efforts prior to the Effective Time to renegotiate the February 18, 2000 Research and Development Agreement with Cogeco in an attempt to restructure the provisions of such agreement that could in any way obligate Parent or the Surviving Corporation to issue any warrants for either Parent or Subsidiary securities to Cogeco after the Effective Time. If as a result of obligations incurred by the Company prior to the Effective Time either Parent or the Surviving Corporation incurs liability or any expense with regard to the issuance of warrants to Cogeco after the Effective Time, Parent or the Surviving Corporation shall be entitled to be reimbursed for such liability or expense from the First Payment, the Quarterly Payments or the Final Payment, in such order, pursuant to the terms of Section 3.3.

   Section 7.20. Company Bonuses. Parent agrees that it shall make payment of the bonuses, up to an aggregate $600,000, awarded to Rod Royse, Robert Gill and Jang Jo (the "Bonuses") in accordance with the percentage allocation set forth on Schedule 7.20; provided that the Bonuses will be paid in tranches as the Company's Preferred Stockholders receive their payments of the Merger Consideration. The Bonuses shall be paid concurrently with and reduce the amounts of the First Payment, the Quarterly Payments and the Final Payment payable to the Company Stockholders as set forth in Section 3.3(a)(iii). The Bonuses shall be paid pursuant to the following terms:

     (a) An amount of the Bonuses equal in the aggregate to 5/18.5 multiplied by $600,000 shall be payable at Closing;

     (b) An amount of the Bonuses equal in the aggregate to 7/18.5 multiplied by $600,000 shall be payable upon the execution of the EchoStar Contract; and

     (c) The remaining amount of the Bonuses equal to the amount of the Final Payment divided by $18.5 million, with the resulting quotient multiplied by $600,000, shall be payable upon payment of the Final Payment.

   Section 7.21. Agreement to Provide Resources.

     (a) Parent agrees to provide the Surviving Entity, for purposes of continuing the Company's business, the amount and type of resources consistent with the Company's operating plan, attached hereto as Exhibit 7.21 ("the Original Operating Plan"). Parent further agrees that during the Earn-Out Period it will continue to operate the Company's business in accordance with such Original Operating Plan with only such modifications as Parent reasonably determines using sound business judgment to be in the best interests of the Surviving Corporation. Notwithstanding the foregoing provisions of this paragraph (a) of Section 7.21, until the expiration of the Earn-Out Period, Surviving Corporation shall not assign, transfer or otherwise dispose of any assets acquired from the Company pursuant to the Merger other than in the ordinary course of the Company's business as conducted immediately prior to the Effective Time.

     (b) On or before September 15, 2001, the Surviving Entity and the Stockholder Representative shall jointly prepare, and shall provide Parent with, a revised operating plan setting forth revised estimates of, among other items, the gross profits derived from the Company's business for the remainder of the Earn-Out Period. In the event there is a downward adjustment to such gross profit estimates, Parent and the Stockholder Representative shall use their best efforts to agree to any necessary revisions to the amount and type of resources provided to the Surviving Entity for the purpose of continuing the Company's business consistent with such revised operating plan. Notwithstanding the foregoing, in the event there is a downward adjustment to such gross profit estimates, Parent shall, in its sole discretion, have the right to reduce the amount of such resources commensurate with the percentage reduction in the gross profit estimates; provided that in no event shall such reduction exceed 25% of the resources committed pursuant to the Original Operating Plan.

     (c) On or before January 15, 2001, the Surviving Entity and the Stockholder Representative shall jointly prepare, and shall provide Parent with, a revised operating plan setting forth revised estimates of, among other items, the gross profits derived from the Company's business for the remainder of the Earn-Out Period. In the event there is a downward adjustment to such gross profit estimates, Parent and the Stockholder Representative shall use their best efforts to agree to any necessary revisions to the amount and type of resources provided to the Surviving Entity for the purpose of continuing the Company's business consistent with such revised operating plan. Notwithstanding the foregoing, in the event there is a downward adjustment to such gross profit estimates, Parent shall, in its sole discretion, have the right to reduce the amount of such resources commensurate with the percentage reduction in the gross profit estimates; provided that in no event shall such reduction, together with any reduction pursuant to Section 7.21(b), exceed 50% of the resources committed pursuant to the Original Operating Plan.

   Section 7.22. Sand Hill Loans. Parent and Subsidiary hereby jointly and severally agree to pay in full all obligations of the Company to Sand Hill pursuant to that certain loan agreement dated September 26, 2000, as may be amended from time to time (the "Sand Hill Loan"). Subject to the fulfillment of the conditions set forth in the Loan Documents, such payment shall be made within one (1) day after the execution of this Agreement.

   Section 7.23. Reports to the Stockholder Representative. Parent shall cause the Surviving Corporation to submit to the Stockholder Representative, for the duration of the Earn-Out Period, quarterly reports setting forth the revenues recognized by the Surviving Corporation with regard to the Company's business. Such reports shall be provided to the Stockholder Representative within 30 days of the end of each quarter of the Earn-Out Period.



                                   ARTICLE 8
                                   CONDITIONS

   Section 8.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

     (a) this Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite Company Stockholders' Approval in accordance with Sections 5.18 and 7.2 hereof and the Company's Certificate of Incorporation and Bylaws in effect immediately prior to the Effective Time;

     (b) no preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the Merger shall have been issued and remain in effect (each party agreeing to use its reasonable best efforts to have any such injunction, order or decree lifted);

     (c) no action shall have been taken, and no statute, rule or regulation shall have been enacted, by any state or federal government or governmental agency in the United States which would prevent the consummation of the Merger or make the consummation of the Merger illegal;

     (d) all governmental waivers, consents, orders and approvals legally required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and be in effect at the Effective Time, including, but not limited to the Hart-Scott-Rodino waiting period shall have expired or been earlier terminated, if applicable;

     (e) all required consents and approvals relating to the Merger of third parties to material contracts with the Parent or the Company shall have been obtained and be in effect at the Effective Time; provided, however, that the failure of any party to obtain such consents or approvals shall not relieve such party of its obligation to consummate the transactions contemplated hereby if such failure is due to the default or delay of the party responsible for obtaining such consents and approvals; and

     (f) as of the Effective Time the Convertible Note Agreement, as amended, the Security Agreement, the Warrant Purchase Agreement, the Subordination Agreement, and all other such related agreements and documents setting forth the terms and conditions for the Parent's $10 million loan (the "Loan") to the Company (collectively, the "Loan Documents") shall remain in full force and effect and there shall be no material breach or violation of or default in the provisions of the Loan Documents. Notwithstanding the foregoing, each of Parent and Subsidiary specifically acknowledges that the Company is in default under the Sand Hill Loan and, as a result of certain cross-default provisions, is in default under certain other agreements as set forth on Schedule 8.1(f). Each of Parent and Subsidiary hereby agrees that none of the aforementioned breaches, either alone or in combination, shall be deemed a material breach or violation of or default in the provisions of the Loan Documents or this Agreement.

   Section 8.2. Conditions to Obligation of the Company to Effect the Merger. Unless waived by the Company, the obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

     (a) Parent and Subsidiary shall have performed in all material respects their agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Parent and Subsidiary contained in this Agreement shall be true and correct in all material respects (except to the extent a materiality exception has already been taken, then such representations and warranties shall be true and correct in all respects) on and as of the date made and (except to the extent such representation speaks as of an earlier date) on and as of the Closing Date as if made at and as of such date, and the Company shall have received a certificate of the Chief Executive Officer, the President or a Vice President of Parent and of the Chief Executive Officer, the President or a Vice President of Subsidiary, in form and substance reasonably satisfactory to the Company, to that effect;

     (b) the Company shall have received an opinion from Ballard Spahr Andrews & Ingersoll, LLP, special counsel to Parent and Subsidiary, dated the Closing Date, reasonably satisfactory to the Company setting forth the matters set forth in Exhibit 8.2(b);

     (c) since the date hereof, there shall have been no changes that constitute, and no event or events shall have occurred which have resulted in or constitute a Parent Material Adverse Effect;

     (d) All amounts due and payable to Sand Hill by the Company pursuant to the Sand Hill Loan shall have been satisfied and paid in full prior to Closing, and the Company and Parent shall have received prior to Closing a true and correct copy of a certificate executed by Sand Hill evidencing such payment and satisfaction.

   Section 8.3. Conditions to Obligations of Parent and Subsidiary to Effect the Merger. Unless waived by Parent and Subsidiary, the obligations of Parent and Subsidiary to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the additional following conditions:

     (a) the Company shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects (except to the extent a materiality exception has already been taken, then such representation and warrant shall be true and correct in all respects) on and as of the date made and on and (except to the extent such representation speaks as of an earlier date) as of the Closing Date as if made at and as of such date, and Parent shall have received a Certificate of the Chief Executive Officer, President or a Vice President of the Company in form and substance reasonably satisfactory to Parent, to that effect;

     (b) there shall have been no changes that constitute, and no event or events shall have occurred which have resulted in or constitute a Company Material Adverse Effect;

     (c) except for the Company Common Stock, the Company Preferred Stock, the Company Warrants that are outstanding or issuable, as set forth on Schedule 5.2(a), Schedule 5.2(b), Company Options set forth on Schedule 3.2(c)(i) or any Company Common Stock or Company Preferred Stock issued after the date hereof as a result of the exercise of the Company Warrants or Company Options or any Company Common Stock, Company Preferred Stock or warrants issued in connection with the Cogeco agreement there shall be no shares of preferred stock or other capital stock or rights to acquire capital stock of the Company issued or outstanding or owned by the Company or any of its subsidiaries;

     (d) Parent shall have received the written resignations, effective as of Effective Time, of each director and officer of the Company and its subsidiaries listed on Schedule 8.3(d) at least five days prior to Closing;

     (e) All Conforming Company Warrants shall have been converted into Company Common Stock or Company Preferred Stock or shall terminate at or prior to the Effective Time.

     (f) Company shall have filed an amendment to its Certificate of Incorporation authorizing the increase of the number of authorized shares of Series E Preferred Stock from 20,000,000 to 35,000,000, or an amount sufficient to permit the issuance of Series E Preferred Stock to Parent upon the conversion of the Convertible Promissory Note dated the date hereof and any other Convertible Promissory Note issued to Parent hereafter.

     (g) At least 90% of the employees of the Company to whom Parent has made offers of employment shall have agreed to continue their employment with the Surviving Corporation after the Effective Time.

     (h) Parent shall have received an opinion of Pillsbury Winthrop LLP, counsel to the Company, dated the Closing Date, reasonably satisfactory to Parent setting forth the matters set forth in Exhibit 8.3(h).

     (i) Immediately prior to the Effective Time, the Dissenting Shares shall represent less than 5% of the aggregate of all outstanding shares of Company Preferred Stock and Company Common Stock.

     (j) Consents, to the extent required, to the Merger from parties to the Contracts listed on Schedule 5.21(a)(i) shall have been obtained prior to the Effective Time and such consents shall as of the Effective Time be valid and in full force and effect.

     (k) Prior to the Effective Time Rodney Royse and Robert Gill shall have entered into confidentiality and noncompetition agreements with Parent, substantially in the form of Exhibit 8.3(k) hereto (a "Confidentiality and Noncompetition Agreement").

                                   ARTICLE 9
                        TERMINATION, AMENDMENT AND WAIVER

   Section 9.1. Termination.

     (a) Generally. This Agreement may be terminated at any time before the Effective Time, whether before or after approval by the stockholders of the
Company:

       (i) by mutual written consent of Parent, Subsidiary, and the Company; or

       (ii) by Parent and Subsidiary or by the Company if the transactions contemplated hereby have not been consummated on or before April 27, 2001 (which date may be extended by Parent, at its sole option, for two successive 30 day periods, provided, that Parent funds a $1.2 million loan to the Company for each 30 day extension), provided that such failure is not due to the failure of the party seeking to terminate this Agreement to comply in all material respects with its obligations under this Agreement.

     (b) Company Termination. The Company may terminate this Agreement if:

       (i) any of the conditions set forth in Sections 8.1(b-f) or 8.2 shall become impossible to fulfill other than for reasons within the control of the Company, and such conditions shall not have been waived under Article VIII; or

       (ii) Parent or Subsidiary shall have: (A) failed to observe or perform in any material respect any of its covenants set forth in this Agreement that cannot be or has not been cured within 30 days of the giving of written notice to Parent of such failure or, (B) breached a representation or warranty contained in Article IV hereof, and such breach cannot be or has not been cured within 30 days of the giving of written notice to Parent of such breach, and the conditions set forth in Section 8.2(a) cannot be satisfied; or

       (iii) the Company exercises its rights pursuant to Section 6.3(c) in connection with an Acquisition Proposal; or

       (iv) the Company's failure to receive the Company Stockholders' Approval within sixty (60) days from the date hereof as set forth in Sections 5.18,
     7.2 and 8.1(a) hereof.

     (c) Parent or Subsidiary Termination. Parent or Subsidiary may terminate this Agreement if:

       (i) any of the conditions set forth in Sections 8.1 or 8.3 shall become impossible to fulfill other than for reasons within the control of Parent or Subsidiary, and such conditions shall not have been waived under Article VIII; or

       (ii) the Company shall have: (A) failed to observe or perform in any material respect any of its covenants set forth in this Agreement that cannot be or has not been cured within 30 days of the giving of written notice to the Company of such failure or, (B) breached a representation or warranty contained in Article V or VI hereof, and such breach cannot be or has not been cured within 30 days of the giving of written notice to the Company of such breach, and the condition set forth in Section 8.3(a) cannot be satisfied; or

       (iii) the Company's failure to receive the Company Stockholders' Approval within sixty (60) days from the date hereof as set forth in Sections 5.18,
     7.2 and 8.1(a) hereof; or

       (iv) the Company exercises its rights pursuant to Section 6.3(c) in connection with an Acquisition Proposal and indicates to Parent that the Company intends to accept such offer or the Company accepts such offer; or

       (v) the Company's Board of Directors withdraws or adversely modifies its recommendation to its stockholders of this Agreement and the Merger, as set forth in Section 7.2 hereof.

   Section 9.2. Procedure and Effect of Termination. Upon termination of this Agreement by the Company or by Parent and Subsidiary under Section 9.1, written notice thereof shall forthwith be given to the other parties and this Agreement shall terminate and the Merger shall be abandoned without further action by any of the parties. If this Agreement is terminated as provided herein, no party shall have any liability or further obligation to any other party to this Agreement, except as provided in Section 6.3, Section 7.1, Section 7.4, this
Section 9.2, Section 9.3, Article X or Article XI, all of which shall survive the termination, or to the extent the termination is the direct result of a willful and material breach by the party of a representation, warranty, or covenant contained in this Agreement.

   Section 9.3. Termination Fee.

     (a) If this Agreement is terminated by Parent:

       (i) pursuant to Section 9.1(c)(ii)(A) due to the Company's breach of
     Section 6.3; or

       (ii) pursuant to Section 9.1(c)(ii)(A) due to the Company's breach of
     Section 7.4 or pursuant to Section 9.1(c)(iv), and if, in either case, on or before the date that is one year after the date of termination, a definitive agreement relating to a Third-Party Transaction (as defined below) is executed; or

       (iii) pursuant to Section 9.1(c)(v);

in any such case, then the Company shall immediately pay Parent $4 million.

     (b) If this Agreement is terminated (i) by the Company, pursuant to Section 9.1(b)(iv), or by Parent, pursuant to Section 9.1(c)(iii), and (ii) if the Company's Board of Directors withdraws or adversely modifies its recommendation to its stockholders, and (iii) if, on or before the date that is one year after the date of termination, a definitive agreement relating to a Third-Party Transaction (as defined below) is executed, then the Company shall immediately pay to Parent $4 million.

     (c) If this Agreement is terminated by the Company pursuant to Section 9.1(b)(iii); and if a definitive agreement relating to a Third Party Transaction is executed on or before the date that is one year after the date of termination, then the Company shall immediately pay to Parent $4 million.

     (d) If the Company exercises its rights pursuant to Section 6.3(c) in connection with an Acquisition Proposal at any time or receives an offer relating to a Third Party Transaction, the Company shall disclose the terms of such offer to Parent and Parent shall have a right of first refusal to match such Third Party offer. In the event Parent does not match such Third Party offer but is willing to waive any outstanding conditions to closing, but the Company refuses to consummate such transaction with Parent, the Company shall immediately pay to Parent $4 million.

     (e) Additionally, if this Agreement is terminated pursuant to (i) Section 9.1(b)(iii) or Section 9.1(c)(iv) and if a definitive agreement relating to a Third Party Transaction is executed on or before the date that is one year after the date of termination, (ii) Section 9.1(c)(ii)(A) due to the Company's breach of Section 6.3, (iii) Section 9.1(c)(iii), (iv) Section 9.1(b)(iv), (v) Section 9.1(c)(v), the Loan will automatically become due and payable to Parent within 90 days of the date of such termination or obligation or, with respect to
Section 9.3(d)(i), within 90 days of the execution of a definitive agreement. If this Agreement is terminated by Parent due to any other material breach by the Company which remains uncured for 30 days, then the Loan will be due and payable to Parent on the day that is 180 days after termination of this Agreement. Absent any of the specifically aforementioned terminations, the Loan will remain due and payable on March 31, 2002. If the Merger Agreement terminates, Parent, at its option, may elect within 60 days of such termination to convert the Loan into Company Series E Preferred Shares at the conversion price of $1.00 per share, and receive warrants with a strike price of $1.00 per share to purchase the number of Series E Shares as determined by multiplying the aggregate outstanding principal amount of the Loan as of the date of such termination (including any accrued and unpaid interest thereon) by .50. Such conversion would be in lieu of the Company's repayment of the Loan.

     (f) As used in this Agreement, "Third-Party Transaction" means the occurrence of any of the following events: (1) the acquisition of the Company by merger, consolidation, statutory share exchange, or other business combination transaction by any person other than Parent, Subsidiary, or any affiliate thereof (a "Third Party"), in which the holders of shares of the Company Common Stock and Company Preferred Stock do not, immediately after the transaction, directly or indirectly own more than 50% of the voting power of the capital stock of the Company or the surviving corporation in substantially the same proportion as before the transaction; (2) the acquisition by any Third Party of 50% or more (in book value or market value) of the total assets of the Company and its subsidiaries, taken as a whole; or (3) the acquisition by a Third Party of 50% or more of the outstanding shares of the Company Common Stock or Company Preferred Stock, whether by exchange offer, or otherwise.

     (g) The Company acknowledges that due to the difficulty of determining damages in the event of a breach of any of its covenants contained in Section
6.3 or the occurrence of any other event which results in a fee being payable to Parent pursuant to this Section 9.3, such fee shall be deemed liquidated damages payable as compensation for the losses incurred by Parent in connection with termination of this Agreement.

     (h) This Section 9.3 shall survive termination of this Agreement for any reason for a period of one year thereafter.

   Section 9.4. Waiver. At any time prior to the Effective Time, the parties hereto may: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any such waiver shall not be deemed to be continuing or to apply to any future obligation or requirement of any party hereto provided herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE 10

                              REMEDIES FOR BREACHES

   Section 10.1. Survival of Representations and Warranties.

     (a) Survival of Representations and Warranties. All of the representations and warranties and covenants of Company contained in this Agreement shall survive the Closing (unless Subsidiary or Parent knew of any misrepresentation or breach of warranty at the time of Closing or the matter was fairly disclosed in the Disclosure Schedule, in which case, the subject matter of any such misrepresentation or breach shall be deemed to have been disclosed) and continue in full force and effect for a period until the later of six months from the Closing Date or the completion of the Audit for the Parent's fiscal year in which the Closing occurs after the Effective Time (the "Survival Period").

     (b) Indemnification Provisions for Benefit of Subsidiary and Parent. Other than with respect to an intentional breach or fraud, the Company agrees to indemnify and hold Parent and Subsidiary harmless from and against any and all Damages (as hereinafter defined) arising out of or related to a breach by the Company of any of its representations, warranties or covenants contained in this Agreement (a "Claim"); provided that Parent or Subsidiary make a Claim against the Final Payment pursuant to the terms of this Agreement prior to the end of the Survival Period. For purposes of this paragraph "Damages" shall mean the amount of any loss, claim, action, investigation, demand, liability, damage, deficiency, assessment, judgment, penalty, cost or expense (including court costs and reasonable attorneys' fees), net of any insurance proceeds or tax benefits accruing to Parent or Subsidiary received with respect thereto.

     (c) Indemnification Procedure.

       (i) In the event Parent or Subsidiary have a Claim and assert that they are entitled to payment, then Parent or Subsidiary shall, within the Survival Period, deliver a written notice (a "Claim Notice") to the Stockholder Representative (as hereinafter defined) setting forth in reasonable detail the nature of the Claim, the Claim amount and documentary evidence proving the existence of such Claim, and Parent shall be entitled to withhold the Claim amount, up to $3 million, from the Final Payment pursuant to the terms of Section 3.3. If the Stockholder Representative objects to such Claim, the Stockholder Representative (as hereinafter defined) and Parent or Subsidiary shall use their best efforts to resolve such dispute. In the event there is an asserted but unresolved Claim in existence prior to the end of the Survival Period, then, at Parent's option, Parent's entitlement to withhold an amount from the Final Payment shall continue until the Claim is resolved in accordance with Section 10.4 below.

       (ii) In the event there is a dispute in regards to a Claim made by Parent or Subsidiary and the Stockholder Representative becomes obligated to retain legal counsel in order to dispute such Claim, Parent shall provide the Stockholder Representative an advance of up to $25,000 in order to retain such legal counsel (the "Stockholder Representative Advance"). In no event shall the total of the Stockholder Representative Advances exceed $25,000 and Parent's obligation to make Stockholder Representative Advances shall terminate as of the date the Final Payment is made to the Company's Preferred Stockholders and, if applicable, the Company's Common Stockholders. The Final Payment shall be decreased by an amount equal to the aggregate of all Stockholder Representative Advances, pursuant to the terms of Section 3.3.

   Section 10.2. Stockholder Representative.

     (a) In the event that the Merger is approved by the Company Stockholders, effective upon such vote, and without further act of any Company Stockholder, Robert Gill shall be appointed as agent and attorney-in-fact (the "Stockholder Representative") for each Company Stockholder, to give and receive notices and communications, to agree to, negotiate, enter into settlements and compromises, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to any claims hereunder and to take all actions necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing. Such agency may be changed by the Stockholders from time to time upon not less than ten (10) days' prior written notice to Parent and Subsidiary, provided, however, that the Stockholder Representative may not be removed unless holders of a two-thirds interest in all shares of Company Stock outstanding immediately prior to the Effective Time agree to such removal and to the identity of the substituted Stockholder Representative. Any vacancy in the position of Stockholder Representative may be filled by approval of the holders of a majority in interest of all shares of Company Stock outstanding immediately prior to the Effective Time. No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall not receive compensation for his or her services. Notices or communications to or from the Stockholder Representative shall constitute notice to or from each of the Company Stockholders.

     (b) The Stockholder Representative shall not be liable for any act done or omitted hereunder as Stockholder Representative while acting in good faith and in the exercise of reasonable judgment.

     (c) A decision, act, consent or instruction of the Stockholder Representative shall constitute a decision, act, consent or instruction of all of the Company Stockholders, and shall be final, binding and conclusive upon each of such Company Stockholders and Parent and Subsidiary may rely exclusively upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of every Company Stockholder.

   Section 10.3 Exclusive Remedy. The parties acknowledge and agree that after the Closing Date the foregoing indemnification provisions in this Section 10.1 shall be, with the exception of an intentional breach or fraud, the exclusive remedy of Subsidiary and Parent with respect to the breach of the representations, warranties and covenants of Company contained in this Agreement.

   Section 10.4 Dispute Resolution. In the event of any controversy or claim arising out of or relating to this Agreement, or any breach hereof, the party asserting such claim or breach shall give written notice (the "Dispute Notice") to each other party setting forth in reasonable detail the nature of such claim or alleged breach. Such dispute if not otherwise resolved by the parties shall be settled by arbitration before a single arbitrator selected by the parties in accordance with the rules of the American Arbitration Association. If the parties fail to agree upon an arbitrator within 15 days after the date of the Dispute Notice, then each of (a) the Company (if prior to the Effective Time) or the Stockholder Representative on behalf of the Company Stockholders (if subsequent to the Effective Time) and (b) the Parent and/or Subsidiary, shall select and arbitrator within the following 10 days, the two arbitrators selected by the parties shall select a third arbitrator within 20 days, and all three arbitrators shall arbitrate the controversy or claim. The results of the arbitration shall be final binding and not subject to appeal.

                                   ARTICLE 11

                               GENERAL PROVISIONS

   Section 11.1. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested) or overnight courier, or sent via facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) If to Parent or Subsidiary to:

                                  C-COR.net Corp.
                                  60 Decibel Road
                                  State College, PA 16801
                                  Attention: David A. Woodle
                                  Facsimile Number: 814-231-4427
                                  with a copy to:

                                  Ballard Spahr Andrews & Ingersoll, LLP
                                  1735 Market Street
                                  Philadelphia, PA  19103
                                  Attention: Robert C. Gerlach, Esquire
                                  Facsimile Number:  215-864-8999

                                  If to the Company, to:
                                  MobileForce Technologies, Inc.
                                  5673 Gibraltar Drive, Suite No. 100
                                  Pleasanton, CA  94588
                                  Attention:  Rodney M. Royse
                                  Facsimile Number:  925-467-0600

                                  with a copy to:

                                  Pillsbury Winthrop LLP
                                  50 Fremont Street
                                  San Francisco,  CA 94105
                                  Attention: Courtney M. Lynch, Esquire
                                  Facsimile Number:  415-983-1200

   Section 11.2. Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (i) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, and (ii) reference to any Article or Section means such Article or Section hereof. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant.

   Section 11.3. Entire Agreement; Miscellaneous. This Agreement and the Confidentiality Agreement and any other written agreements between the parties dated the date hereof supersede any and all other agreements, either oral or in writing, between the parties hereto with respect to the subject matter and contain all the covenants and agreements between the parties with respect to the subject matter of this Agreement in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not included herein, and that no other agreement, statement or promise not contained in this Agreement or referred to herein shall be valid or binding. This Agreement constitutes the entire Agreement between the parties with respect to the subject matter hereof and shall bind and inure to the benefit of the parties and their respective successors, assigns, heirs and personal representatives, subject to the restriction on assignment contained herein.

   Section 11.4. Governing Law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE INTERNAL LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

   Section 11.5. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Each of the parties agrees to accept and be bound by facsimile signatures hereto.

   Section 11.6. Parties In Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

   Section 11.7. Exhibits and Schedules. All Exhibits and Schedules referred to in this Agreement shall be attached hereto and are incorporated herein by reference.

   Section 11.8. Amendment of Agreement. No amendments or variations of the terms or conditions of this Agreement shall be valid unless made in writing signed by all parties hereto.

   Section 11.9. Severability. If any term, provision, condition or covenant of this Agreement or the application thereof to any party or circumstances shall be held to be invalid or unenforceable to any extent in any jurisdiction, then the remainder of this Agreement and the application of such term, provision, condition or covenant in any other jurisdiction or to persons or circumstances other than those as to whom or which it is held to be invalid or unenforceable, shall not be affected thereby, and each term, provision, condition and covenant of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

   Section 11.10. Assignment. The parties hereto may not assign any of their rights or obligations hereunder without obtaining the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld, provided that in the case of any assignment or transfer under the terms of this
Section 11.10, this Agreement shall be binding upon and inure to the benefit of the successor, and the successor shall discharge and perform all of the obligations of Parent under this Agreement and such assignment or transfer shall not act as a release of the obligation of Parent hereunder.

   Section 11.11. Gender and Number. All references to the neuter gender shall include the feminine or masculine gender and vice versa, where applicable, and all references to the singular shall include the plural and vice versa, where applicable.

   Section 11.12. No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person or entity other than the parties and their respective successors and permitted assigns.

     IN WITNESS WHEREOF, Parent, Subsidiary and the Company have caused this Agreement to be signed by their respective officers as of the date first written above.

                                  C-COR.net Corp.


                                  /s/ David A. Woodle
                                  --------------------------
                                  Name:  David A. Woodle
                                  Title:    President & CEO



                                  Broadband Management Solutions, LLC


                                  /s/ David A. Woodle
                                  --------------------------
                                  Name:  David A. Woodle
                                  Title:    President & CEO



                                  MobileForce Technologies, Inc.


                                  /s/ Rodney M. Royse
                                  --------------------------------
                                  Name:  Rodney M. Royse
                                  Title:    Chief Financial Officer

                                TABLE OF CONTENTS

                                                                            Page
ARTICLE 1  -- THE MERGER......................................................1
   Section 1.1.  The Merger...................................................1
   Section 1.2.  Effective Time of the Merger.................................1
ARTICLE 2  -- THE SURVIVING CORPORATION.......................................2
   Section 2.1.  Certificate of Incorporation.................................2
   Section 2.2.  Bylaws.......................................................2
   Section 2.3.  Officers and Directors.......................................2
ARTICLE 3  -- CONVERSION OF SHARES............................................2
   Section 3.1.  Consideration................................................2
   Section 3.2.  Conversion of Company Securities in the Merger...............4
   Section 3.3.  Adjustments to the Merger Consideration......................6
   Section 3.4.  Exchange of Certificates.....................................7
   Section 3.5.  Dissenting Stockholders......................................9
   Section 3.6.  Closing......................................................9
   Section 3.7.  Closing of the Company's Transfer Books.....................10
ARTICLE 4  -- REPRESENTATIONS AND WARRANTIES
                    OF PARENT AND SUBSIDIARY.................................10
   Section 4.1.  Organization and Qualification..............................10
   Section 4.2.  Capitalization..............................................11
   Section 4.3.  Authority; Non-Contravention; Approvals.....................11
   Section 4.4.  Reports and Financial Statements............................12
   Section 4.5.  Investment..................................................13
   Section 4.6.  Events Subsequent to Last Form 10-Q.........................13
   Section 4.7.  Disclosure..................................................13
   Section 4.8.  Brokers.....................................................13
   Section 4.9.  Litigation..................................................13
ARTICLE 5  -- REPRESENTATIONS AND WARRANTIES OF THE COMPANY..................14
   Section 5.1.  Organization and Qualification..............................14
   Section 5.2.  Capitalization..............................................14
   Section 5.3.  Employees...................................................16
   Section 5.4.  Subsidiaries................................................16
   Section 5.5.  Authority; Non-Contravention; Approvals.....................16
   Section 5.6.  Financial Statements........................................17
   Section 5.7.  Events Subsequent to Year End Financial Statemets...........18
   Section 5.8.  Books of Account............................................20
   Section 5.9.  Absence of Undisclosed Liabilities..........................20
   Section 5.10. Litigation..................................................21
   Section 5.11. No Violation of Law.........................................21
   Section 5.12. Compliance with Agreements..................................21

   Section 5.13. Taxes.......................................................22
   Section 5.14. Employee Benefit Plans; ERISA...............................23
   Section 5.15. Labor Matters; Labor Controversies..........................25
   Section 5.16. Environmental Matters.......................................26
   Section 5.17. Title to Assets.............................................28
   Section 5.18. Company Stockholders' Approval..............................28
   Section 5.19. No Excess Parachute Payments................................29
   Section 5.20. Trademarks and Intellectual Property........................29
   Section 5.21. Contracts, Obligations and Commitments......................31
   Section 5.22. Transactions with Related Parties...........................32
   Section 5.23. Insurance...................................................32
   Section 5.24. Guaranties..................................................32
   Section 5.25. Bank Accounts...............................................32
   Section 5.26. Potential Conflicts of Interest.............................33
   Section 5.27. Inventory...................................................33
   Section 5.28. Suppliers and Customers.....................................33
   Section 5.29. Indebtedness................................................34
   Section 5.30. Minute Books................................................34
   Section 5.31. Assets and Properties Complete..............................34
   Section 5.32. Powers of Attorney..........................................34
   Section 5.33. Brokers.....................................................34
   Section 5.34. Disclosure..................................................34
   Section 5.35. Affiliates..................................................35
ARTICLE 6  -- CONDUCT OF BUSINESS PENDING THE MERGER.........................35
   Section 6.1.  Conduct of Business by the Company Pending the
                     Merger..................................................35
   Section 6.2.  Control of the Company's Operations.........................37
   Section 6.3.  No Solicitation.............................................37
ARTICLE 7  -- ADDITIONAL AGREEMENTS..........................................38
   Section 7.1.  Access to Information.......................................39
   Section 7.2.  Stockholders' Approvals.....................................39
   Section 7.3.  Expenses and Fees...........................................40
   Section 7.4.  Agreement to Cooperate......................................40
   Section 7.5.  Public Statements...........................................40
   Section 7.6.  Notification of Certain Matters.............................40
   Section 7.7.  Directors' and Officers' Indemnification....................41
   Section 7.8.  Proxy Statement.............................................41
   Section 7.9.  Parent Common Stock.........................................41
   Section 7.10. Exhibits and Schedules......................................41
   Section 7.11. Transition..................................................42
   Section 7.12. Company Warrants............................................42
   Section 7.13. Company Options.............................................42
   Section 7.14. Compliance with Securities Law..............................42
   Section 7.15. Employee Stock Options......................................43

   Section 7.16. Employees...................................................43
   Section 7.17. Amendment to Certificate of Incorporation...................43
   Section 7.18. Allocation Certificate......................................43
   Section 7.19. Cogeco Renegotiation........................................43
   Section 7.20. Company Bonuses.............................................44
   Section 7.21. Agreement to Provide Resources..............................44
   Section 7.22. Sand Hill Loans.............................................45
   Section 7.23. Reports to the Stockholder Representative...................45
ARTICLE 8  -- CONDITIONS.....................................................45
   Section 8.1.  Conditions to Each Party's Obligation to Effect
                     the Merger..............................................46
   Section 8.2.  Conditions to Obligation of the Company to Effect the
                     Merger..................................................47
   Section 8.3.  Conditions to Obligations of Parent and Subsidiary to
                 Effect the Merger...........................................47
ARTICLE 9  -- TERMINATION, AMENDMENT AND WAIVER..............................49
   Section 9.1.  Termination.................................................49
   Section 9.2.  Procedure and Effect of Termination.........................50
   Section 9.3.  Termination Fee.............................................50
   Section 9.4.  Waiver......................................................53
ARTICLE 10  -- REMEDIES FOR BREACHES.........................................53
   Section 10.1. Survival of Representations and Warranties..................53
   Section 10.2. Stockholder Representative..................................54
   Section 10.3. Exclusive Remedy............................................55
   Section 10.4. Dispute Resolution..........................................55
ARTICLE 11  -- GENERAL PROVISIONS............................................55
   Section 11.1. Notices.....................................................55
   Section 11.2. Interpretation..............................................57
   Section 11.3. Entire Agreement; Miscellaneous.............................57
   Section 11.4. Governing Law...............................................57
   Section 11.5. Counterparts................................................57
   Section 11.6. Parties In Interest.........................................58
   Section 11.7. Exhibits and Schedules......................................58
   Section 11.8. Amendment of Agreement......................................58
   Section 11.9. Severability................................................58
   Section 11.10.Assignment..................................................58
   Section 11.11.Gender and Number...........................................58
   Section 11.12.No Third-Party Beneficiaries................................58

                                                               SCHEDULES



Schedule 3.1(a)       Stockholder Loans
Schedule 3.2(c)(i)    Company Options
Schedule 3.2(c)(ii)   Option Extensions
Schedule 4.3(b)       Authority; Non-Contravention; Approvals
Schedule 4.6          Subsequent Events
Schedule 4.9          Litigation
Schedule 5.1(a)       Organization and Qualification
Schedule 5.2(a)       Capital Stock of Company
Schedule 5.2(b)       Rights to Company Stock
Schedule 5.3          Employees
Schedule 5.4          Subsidiaries
Schedule 5.5(a)       Authority; Approvals
Schedule 5.5(b)       Non-Contravention
Schedule 5.6          Company Financial Statements
Schedule 5.7          Subsequent Events
Schedule 5.7(d)       Security Interest, Lien, Encumbrance of Assets
Schedule 5.7(f)       Loans
Schedule 5.7(g)       Issuance of Debt Security
Schedule 5.7(i)       Changes to Certificate of Incorporation or Bylaws
Schedule 5.7(m)       Notes Payable/Receivable From Officer, Director, Employee
Schedule 5.7(n)       Modification to Existing Employment Agreement
Schedule 5.7(o)       Bonuses/Salary Increases
Schedule 5.7(p)       Adopted, Amended, Modified or Terminated Bonus Commitment
Schedule 5.7(q)       Changes in Employment Terms
Schedule 5.8          Books of Account
Schedule 5.9          Absence of Undisclosed Liabilities
Schedule 5.10         Litigation
Schedule 5.11         No Violation of Law
Schedule 5.12         Compliance with Agreements
Schedule 5.13         Taxes
Schedule 5.14         Employee Benefit Plans
Schedule 5.15(a)      Employment Agreements
Schedule 5.15(b)      Labor Controversies
Schedule 5.15(e)      Arrears of Wages
Schedule 5.15(f)      Plans of Termination of Employment
Schedule 5.17         Title to Assets
Schedule 5.19         Severance Payments
Schedule 5.20(b)      Intellectual Property Rights Infringements
Schedule 5.20(c)      Company Intellectual Property Rights
Schedule 5.20(c)(iv)  Company Intellectual Property Indemnification Agreements
Schedule 5.20(d)      Company Intellectual Property
Schedule 5.21(a)(i)   Contracts
Schedule 5.21(a)(ii)  Status of Contracts
Schedule 5.22         Transactions with Related Parties
Schedule 5.23         Insurance
Schedule 5.25         Bank Accounts
Schedule 5.26         Conflicts of Interest
Schedule 5.28         Suppliers and Customers
Schedule 5.29         Indebtedness
Schedule 5.34         Principal Stockholders
Schedule 5.35         Affiliates
Schedule 7.15(a)      Parent Options (straight vesting)
Schedule 7.15(b)      Parent Options (performance determined vesting)
Schedule 7.20         Company Bonuses
Schedule 8.1(f)       Company Defaults
Schedule 8.3(d)       Resignations

                                    EXHIBITS


Exhibit 1.2         Certificate of Merger

Exhibit 2.1         Certificate of Incorporation

Exhibit 2.2         Bylaws

Exhibit 2.3         Officers and Directors

Exhibit 3.1(a)(ii)  EchoStar Letter of Intent

Exhibit 3.2 (c)(i)  Separation Agreement

Exhibit 7.21        Company Operating Plan

Exhibit 8.2(b) Matters to be Addressed in Opinion of Ballard Spahr Andrews & Ingersoll, LLP

Exhibit 8.3(i)      Matters to be Addressed in Opinion of Pillsbury Winthrop LLP

Exhibit 8.3(k)      Confidentiality and Noncompetition Agreement

                                                                   Exhibit 99..1

C-COR.net Announces Completion of Merger With MobileForce Technologies, Inc.

MobileForce Software Products Add Field Service Automation To C-COR.net's Next-Generation Network Management Solution

STATE COLLEGE, Pa., April 30 /PRNewswire/ -- C-COR.net (Nasdaq: CCBL - news) announced today that on April 27, 2001, the Company completed its merger with MobileForce Technologies, Inc., a privately-held corporation based in Pleasanton, California, under the terms and conditions previously announced on March 29, 2001.

(Photo: http://www.newscom.com/cgi-bin/prnh/19990924/CCORLOGO )

MobileForce Technologies develops workforce management applications and wireless mobile computing solutions for the broadband and other large field service industries. MobileForce software applications will be offered as part of a suite of operations management solutions under C-COR.net's Broadband Management Services (BMS). The flagship BMS product offering, COR-Convergence(TM), is a centralized platform for integrating a wide variety of devices, systems, and functions into a single, powerful view of a network's infrastructure and subscribers.

About C-COR.net

C-COR.net provides technology and services through three operational groups in support of customers as they plan, design, build, maintain, and operate complex broadband communications networks around the world. C-COR.net's Telecommunications Equipment Group develops and is a supplier of high quality distribution electronics for two-way HFC (Hybrid Fiber Coax) networks, including a complete offering of headend/hub optical solutions and a wide variety of fiber optical nodes that facilitate evolving fiber-rich architectures to deliver analog video, digital video, high-speed data, and telephony applications over cable. C-COR.net's Broadband Management Services (BMS) Group and Worldbridge Technical Services Group, together, offer comprehensive customer service for the full HFC broadband network life cycle. The BMS Group provides a network and operations management solution that is open and scalable, integrates legacy back-office systems to next-generation network management systems, and extends automation out to the field service technician.

C-COR.net's Worldbridge Technical Services Group provides nationwide field service support in the areas of network engineering and design, outside plant technical support, network integration, end-user voice, video and data installation, and full system outsourcing capabilities.

C-COR.net's common stock is listed on the Nasdaq National Market under the symbol CCBL. The Company is also listed in the Russell 2000 Stock Index. C-COR.net's Web site is www.c-cor.net.

Some of the information presented in this announcement constitutes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent the Company's judgment regarding future events. Although the Company believes it has a reasonable basis for these forward-looking statements, the Company cannot guarantee their accuracy and actual results may differ materially from those the Company anticipated due to a number of uncertainties, many of which the Company is not aware. Factors which could cause actual results to differ from expectations include, among others, the ability to integrate MobileForce Technologies' business, capital spending patterns of the communications industry, the demand for network integrity, the trend toward more fiber in the network, the Company's ability to develop new and enhanced products, the Company's ability to provide complete network solutions, continued industry consolidation, the development of competing technology, the global demand for the Company's products and services, and the Company's ability to achieve its strategic objectives. For additional information concerning these and other important factors which may cause the Company's actual results to differ materially from expectations and underlying assumptions, please refer to the reports filed by the Company with the Securities and Exchange Commission.